Exhibit 99.1

DOCKET NO. 49308

APPLICATION OF AEP TEXAS INC.	§	PUBLIC UTILITY COMMISSION
FOR A FINANCING ORDER	§
	§	OF TEXAS

FINANCING ORDER

TABLE OF CONTENTS

I.	Discussion and Statutory Overview	5

II.	Description of Proposed Transaction	13

III.	Findings of Fact	19

A.	Identification and Procedure	19

1. Identification of Applicant and Background		19
2. Procedural History		20
3. Notice of Application		21

B.	Qualified Costs and Amount to be Securitized	22

1. Identification		22
2. Accumulated Deferred Federal Income Tax Benefits		24
3. Balance to be Securitized		24
4. Issuance Advice Letter		25
5. Tangible and Quantifiable Benefit		27
6. Present Value Cap		29
7. Total Amount of Revenue to be Recovered		29

C.	Structure of the Proposed Securitization	30

1. BondCo		30
2. Credit Enhancement and Arrangements to Enhance Marketability		32
3. Transition Property		33
4. Servicer and the Servicing Agreement		35
5. Retail Electric Providers		36
6. System Restoration Bonds		44
7. Security for System Restoration Bonds		45
8. General Provisions		48

Docket No. 49308	Table of Contents	Page 2 of 2

9. System Restoration Charges—Imposition and Collection, Nonbypassability, and Self‑Generation		48
10. Allocation of Qualified Costs Among Texas Retail Customers		51
11. True-Up of System Restoration Charges		52
12. Interim True-Up		53
13. Non-Standard True-Up		54
14. Additional True-Up Provisions		56
15. Designated Representative		57
16. Lowest System Restoration Bond Charges		58

D.	Use of Proceeds	60

E.	Informal Disposition	60

IV.	Conclusions of Law	61

V.	Ordering Paragraphs	69

A.	Approval	69

B.	System Restoration Charges	73

C.	System Restoration Bonds	75

D.	Servicing	80

E.	Retail Electric Providers	83

F.	Structure of the Securitization	85

G.	Use of Proceeds	85

H.	Miscellaneous Provisions	85

Appendix A Form of Issuance Advice Letter

Appendix B Form of Tariff (Schedule SRC and Rider SRC)

Appendix C Projected Up-Front and Ongoing Qualified Costs

Appendix D ADFIT Credit Tariff

Appendix E Billing Thresholds to Determine Whether a Non-Standard True-up is Triggered

DOCKET NO. 49308

APPLICATION OF AEP TEXAS INC.	§	PUBLIC UTILITY COMMISSION
FOR A FINANCING ORDER	§
	§	OF TEXAS

PROPOSED FINANCING ORDER

This Financing Order addresses the application of AEP Texas Inc. (AEP Texas) under PURA1 chapter 36, subchapter I2 and chapter 39, subchapter G3 (1) to securitize the balance of distribution-related system restoration costs and carrying costs as determined by the order in Docket No. 48577,4 (i) net of all insurance proceeds, government grants, and other sources of funding as determined in Docket No. 48577 that compensate AEP Texas for the distribution-related system restoration costs received by AEP Texas at the time of the application for this Financing Order, and (ii) a further offset utilizing certain prescribed excess unprotected accumulated deferred federal income taxes (ADFIT), all as determined in Docket No. 48577 (such balance, the securitizable balance); (2) to securitize certain other up-front qualified costs incurred in connection with such securitization as further defined and described below; (3) for approval of the proposed securitization financing structure and issuance of system restoration bonds; (4) for approval of system restoration charges sufficient to recover principal of and interest on the system restoration bonds plus ongoing qualified costs to be imposed on all existing and future retail customers located within the portion of AEP Texas’s service area that was formerly serviced by AEP Texas’s predecessor-in-interest, AEP Texas Central Company, (referred to as the AEP Texas central division); (5) for approval of a tariff to implement such system restoration charges; and (6) for approval of an ADFIT-credit tariff to provide to customers the benefits of ADFIT associated with the system restoration costs.

1 Public Utility Regulatory Act, Tex. Util.  Code §§ 11.001-66.016 (PURA).
2 PURA §§ 36.401—.406.
3 PURA §§ 39.301—.313.
4 Application of AEP Texas Inc. for Determination of System Restoration Costs, Docket No. 48577, Order (Feb. 28, 2019).

Docket No. 49308	Financing Order	Page 2 of 90
On March 8, 2019, AEP Texas submitted an application for a financing order to securitize the securitizable balance, plus certain other up-front qualified costs associated with the proposed securitization.  On May 9, 2019, AEP Texas and Commission Staff submitted a settlement agreement that resolves certain issues between the parties to this proceeding.  As discussed in this Financing Order, the Commission finds that AEP Texas’s application for approval of the securitization transaction should be approved, as modified by the settlement agreement, to the extent provided in this Financing Order.  The Commission also finds that the securitization approved in this Financing Order meets all applicable requirements of PURA.

In accordance with the terms of this Financing Order, the Commission (1) approves the securitization of the sum of (i) the securitizable balance, plus (ii) up-front qualified costs as described in ordering paragraph number two; (2) approves the structure of the proposed securitization financing and issuance of system restoration bonds in one or more series; (3) approves system restoration charges in an amount to be calculated as provided in this Financing Order; (4) approves the form of tariff as provided in this Financing Order to implement those system restoration charges and the form of the ADFIT credit tariff to implement the ADFIT credit; and (5) finds that the potential benefits of (a) floating-rate notes and interest-rate swaps within the bond structure, (b) the issuance of system restoration bonds denominated in foreign currencies, and (c) the use of interest-rate hedges will not outweigh the incremental risk to customers; therefore, the Commission concludes that floating-rate notes and interest-rate swaps should not be utilized within the system restoration bond structure and that AEP Texas should not be authorized to issue system restoration bonds denominated in a foreign currency, or which bear interest at a floating rate, or use interest-rate hedges.  In addition, the Commission designates its representative to act in the manner provided for under the terms of this Financing Order.

5 PURA § 39.303(a).

Docket No. 49308	Financing Order	Page 3 of 90
To approve the securitization of the system restoration costs, the Commission must consider whether the proposed securitization meets the financial tests set forth in PURA chapter 36, subchapter I and chapter 39, subchapter G. The three financial tests require that (1) the total revenues collected under this Financing Order are less than the revenues collected using conventional financing methods (total revenues test),5 (2) the securitization of the system restoration costs provides greater tangible and quantifiable benefits to ratepayers than would have been achieved without the issuance of the system restoration bonds (tangible and quantifiable benefits test),6 and (3) the amount securitized does not exceed the present value of the revenue requirement over the life of the proposed system restoration bonds associated with the system restoration costs sought to be securitized (present value test).7

AEP Texas submitted evidence demonstrating that the proposed securitization will meet each of the financial tests set forth in PURA chapter 36, subchapter I and PURA chapter 39, subchapter G. All of the calculations performed by AEP Texas demonstrated that the transaction would pass these tests.  Considering the magnitude of the margin by which the proposed securitization passes the various tests, the Commission declines to determine a particular number for each benefit conferred by the securitization.  Accordingly, in quantifying the benefit to ratepayers as a result of this securitization, the Commission refers to the ranges of benefits calculated under AEP Texas’s expected-case scenario, in which the system restoration bonds bear a 3.48% weighted-average interest rate, and a worst-case scenario, in which the bonds are subject to a 6.00% weighted-average interest rate.

AEP Texas’s evidence shows that as a result of the securitization approved by this Financing Order, ratepayers in the AEP Texas central division’s service area (which are the sole ratepayers of AEP Texas responsible for paying system restoration charges) will realize benefits.  Based on the amount that AEP Texas seeks to securitize, AEP Texas’s financial analysis indicated that such ratepayers will realize benefits estimated to be approximately $19.7 million on a present value basis in the worst-case scenario, or approximately $19.9 million considering the adjustment to the cap on qualified costs included in the settlement agreement.  At the expected weighted-average interest rate of 3.48%, securitization confers benefits of approximately $52.4 million on a present-value basis, or approximately $52.6 million considering the adjustment to the cap on qualified costs included in the settlement agreement.  In addition, under the worst-case scenario, the securitization will result in a reduction in the amount of revenues collected by AEP Texas from retail customers in AEP Texas’s central division of approximately $26.8 million, on a nominal basis, or approximately $27.1 million considering the adjustment to the cap on qualified costs included in the settlement agreement, when compared to the amount that would have been collected under conventional financing methods that would otherwise be used to recover the costs.

6 PURA §§ 39301 and 36.401(b)(2).
7 PURA § 39.301.

Docket No. 49308	Financing Order	Page 4 of 90
In the expected case, the securitization will result in a reduction in the amount of revenues collected by AEP Texas’s central division of approximately $62.9 million, on a nominal basis, or approximately $63.2 million, considering the adjustment to the cap on qualified costs included in the settlement agreement.8 Accordingly, the Commission concludes that the benefits for ratepayers set forth in AEP Texas’s evidence are fully indicative of the benefits that ratepayers will realize from the securitization approved here.  Also, in the issuance advice letter, AEP Texas will be required to update the benefit analyses to verify that the final structure of the securitization satisfies the statutory financial tests.

AEP Texas provided a general description of the proposed transaction structure in its application and in the evidence submitted in support of its application.  The proposed transaction structure does not contain every relevant detail and, in certain places, uses only approximations of certain costs and requirements.  The final transaction structure will depend, in part, upon the requirements of the nationally-recognized credit rating agencies which will rate the system restoration bonds and, in part, upon the market conditions that exist at the time the system restoration bonds are taken to the market.

While the Commission recognizes the need for some degree of flexibility with regard to the final details of the securitization transaction approved in this Financing Order, its primary focus is upon the statutory requirements—the most important of which is to ensure that securitization results in tangible and quantifiable benefits to ratepayers—that must be met before issuing a financing order.

8 See Direct Testimony of Randall W. Hamlett at 12.

Docket No. 49308	Financing Order	Page 5 of 90
In view of these obligations, the Commission has established certain criteria in this Financing Order that must be met in order for the approvals and authorizations granted in this Financing Order to become effective.  This Financing Order grants authority to issue system restoration bonds and to impose, collect, and receive system restoration charges only if the final structure of the securitization transaction complies in all material respects with these criteria.  The authority and approval granted in this Financing Order is effective as to each issuance upon, but only upon, AEP Texas filing with the Commission an issuance advice letter demonstrating compliance of that issuance with the provisions of this Financing Order.  If market conditions make it desirable to issue the system restoration bonds in more than one series, then the authority and approval in this Financing Order is effective as to each issuance, but only upon AEP Texas filing with the Commission a separate issuance advice letter for that issuance demonstrating compliance with the provisions of this Financing Order.

I.          Discussion and Statutory Overview

The Texas Legislature amended PURA in 2009 to permit electric utilities to use securitization financing to recover costs of restoring service and infrastructure associated with electric power outages as a result of hurricanes and other weather-related events or natural disasters that occurred in 2008 or later.9 The Legislature provided this option for recovering qualified costs based on the conclusion that securitized financing will lower the carrying costs associated with recovery of these costs relative to the costs that would be incurred using conventional utility financing methods.10 As a precondition to the use of securitization, the Legislature required that the Commission must ensure that the securitization will provide greater tangible and quantifiable benefits to ratepayers than would have been achieved without issuance of the system restoration bonds.11  Consequently, a basic purpose of securitization financing—the recovery of an electric utility’s qualified costs—is conditioned upon the other basic purpose—providing economic benefits to electricity ratepayers in this state.  The provisions for securitization of system restoration costs were based on and incorporate relevant terms of the provisions in chapter 39, subchapter G of PURA for securitization of transition costs adopted by the Texas Legislature in 1999, which have been used by AEP Texas and other electric utilities to reduce the costs of recovering costs associated with the transition to competition.12

9 PURA § 36.401(a).
10 Id.
11 PURA § 36.401(b)(2).
12 See, e.g., Application of CenterPoint Energy Houston Electric, LLC for Financing Order, Docket No. 30485, Financing Order (Mar. 16, 2005); Application of AEP Texas Central Company for a Financing Order, Docket No. 32475, Financing Order (June 21, 2006); Application of CenterPoint Energy Houston Electric, LLC for Financing Order, Docket No. 34448, Financing Order (Sept. 18, 2007).

Docket No. 49308	Financing Order	Page 6 of 90
Under chapter 36, subchapter I of PURA, the qualified costs eligible for securitization by AEP Texas include (1) the distribution-related system restoration costs as determined by the Commission in Docket No. 48577 (the proceeding to determine the amount of AEP Texas’s system restoration costs), net of any insurance proceeds, government grants, or other sources of funding, also as determined in Docket No. 48577, that compensate AEP Texas for system restoration costs received by AEP Texas at the time of the application for this Financing Order, and a further offset utilizing certain excess unprotected ADFIT, as prescribed in Docket No. 48577, with carrying costs on the unrecovered balance of Hurricane Harvey-related system restoration costs, calculated as approved in Docket No. 48577; (2) costs of issuing, supporting and servicing the system restoration bonds and any costs of retiring and refunding existing debt and equity securities in connection with issuance of the bonds; (3) costs to the Commission of acquiring professional services for the purposes of evaluating the proposed transaction; and (4) costs associated with ancillary agreements such as bond insurance policies, letters of credit, reserve accounts, surety bonds, swap arrangements, hedging arrangements, liquidity or credit support arrangements or other financial arrangements entered into in connection with the issuance or payment of the transition bonds.13 Chapter 36, subchapter I of PURA also expressly provides (i) that the term transition bonds, as defined and used in chapter 39, subchapter G of PURA, includes bonds issued under chapter 36 (which we refer to herein as system restoration bonds),14 (ii) that the term transition charges, as defined and used in subchapter G, includes all nonbypassable amounts approved by the Commission under a financing order to recover system restoration costs, which we refer to herein as system restoration charges,15 (iii) that the term financing order as defined and used in chapter 39, subchapter G of PURA, includes a financing order authorizing the securitization of system restoration costs, and (iv) that the provisions of chapter 39, subchapter G of PURA (i.e., the provisions with respect to the issuances of transition bonds, the imposition of transition charges, and the creation of transition property) must govern financing orders allowing for securitization of system restoration costs and all rights and interests established in such order, except to the extent that such provisions conflict with the provisions of PURA chapter 36, subchapter I, in which case the latter provisions must control.16

13 PURA § 36.403(d).
14 PURA § 36.403(e).
15 PURA § 36.403(f).
16 PURA § 36.403(b).

Docket No. 49308	Financing Order	Page 7 of 90
To allow for securitization of an electric utility’s qualified costs associated with system restoration costs, the Commission may authorize the issuance of transition bonds known as system restoration bonds.  Transition bonds are generally defined as evidences of indebtedness or ownership that are issued under a financing order, are limited to a term of not longer than 15 years, and are secured by or payable from transition property, which includes all rights and interests of an electric utility under a financing order at the time such rights are transferred to an assignee or pledged in connection with the issuance of transition bonds.17  The net proceeds from the sale of system restoration bonds must be used to reduce the amount of a utility’s recoverable system restoration costs.18  If system restoration bonds are approved and issued, retail customers must pay the principal, interest, and related charges of the system restoration bonds through system restoration charges.19 System restoration charges are nonbypassable charges that will be paid as a component of the monthly charge for electric service.20 System restoration charges must be approved by the Commission under a financing order.21

The Commission may adopt a financing order only if it finds that the total amount of revenues to be collected under the financing order is less than the revenue requirement that would be recovered using conventional financing methods and that the financing order is in accordance with the standards of PURA §§ 36.401 and 39.301.22 The Commission must ensure that the net proceeds of system restoration bonds may be used only for the purpose of reducing the amount of recoverable system restoration costs.23 In addition, the Commission must ensure that (1) securitization provides tangible and quantifiable benefits to ratepayers greater than would have been achieved absent the issuance of the system restoration bonds,24 and (2) the structuring and pricing of the system restoration bonds result in the lowest system restoration bond charges consistent with market conditions and the terms of a financing order.25 Finally, the amount securitized may not exceed the present value of the revenue requirement over the life of the proposed system restoration bonds associated with the amounts sought to be securitized, and the present value calculation must use a discount rate equal to the proposed interest rate on the system restoration bonds.26 All of these statutory requirements are designed to ensure that securitization will provide real benefits to ratepayers.

17 See PURA § 39.302(6) and 39.304.
18 See PURA § 36.401(a).
19 See PURA § 36.403(f).
20 Id.
21 See PURA § 39.302(7).
22 See PURA §§ 36.402(a) through (c) and 36.403(d).
23 See PURA § 36.401(a).
24 See PURA § 36.401(b)(2).
25 See PURA § 39.301.
26 Id.

Docket No. 49308	Financing Order	Page 8 of 90
The essential finding by the Commission that is needed to issue a financing order is that ratepayers will receive tangible and quantifiable benefits as a result of securitization.  This finding can only be made upon a showing of economic benefits to ratepayers through an economic analysis.  An economic analysis is necessary to recognize the time value of money in evaluating whether and the extent to which benefits accrue from securitization.  Moreover, an economic analysis recognizes the concept that the timing of a payment can be as important as the magnitude of a payment in determining the value of the payment.  Thus, an analysis showing an economic benefit is necessary to quantify a tangible benefit to ratepayers.

Economic benefits also depend upon a favorable financial market—one in which system restoration bonds may be sold at an interest rate lower than the carrying costs of the assets being securitized.  The precise interest rate at which system restoration bonds can be sold in a future market, however, is not known today.  Nevertheless, benefits can be calculated based upon certain known facts (e.g., the amount of assets to be securitized and the cost of the alternative to securitization) and assumptions (e.g., the interest rate of the system restoration bonds, the term of the system restoration bonds and the amount of other qualified costs).  By analyzing the proposed securitization based upon those facts and assumptions, a determination can be made as to whether tangible and quantifiable benefits result.  To ensure that benefits are realized, the securitization transaction must conform to the structure ordered by the Commission and an issuance advice letter must be presented to the Commission immediately before issuance of the system restoration bonds demonstrating that the actual structure and costs of the bonds will provide tangible and quantifiable benefits.  The cost-benefit analysis contained in the issuance advice letter must reflect the actual structure of the system restoration bonds.

Docket No. 49308	Financing Order	Page 9 of 90
AEP Texas’s financial analysis shows that securitizing the amount requested by AEP Texas will produce an economic benefit to ratepayers in an amount of approximately $52.4 million on a present value basis using the expected weighted-average interest rate of 3.48%, or approximately $52.6 million considering the adjustment to the cap on qualified costs included in the settlement agreement.27 A benefit of approximately $19.7 million will result even if the bond market is less favorable than current market conditions and system restoration bonds have to be issued at the worst-case weighted-average interest rate of 6.00%, or approximately $19.9 million considering the adjustment to the cap on qualified costs included in the settlement agreement.28 The economic benefit to ratepayers will be larger if a more favorable market allows the system restoration bonds to be issued at a lower interest rate.  In the issuance advice letter, AEP Texas will be required to update the benefit analyses to verify that the final system restoration bond structure and pricing satisfies the statutory financial tests.

To issue a financing order, PURA also requires that the Commission find that the total amount of revenues collected under the financing order will be less than would otherwise have been collected under conventional financing methods.29 In this proceeding, AEP Texas’s financial analysis of the amount sought to be securitized under worst-case market conditions, in which the bonds bear a 6.00% weighted-average interest rate, demonstrates that revenues will be reduced by approximately $26.8 million on a nominal basis under this Financing Order compared to the amount that would be recovered under conventional financing methods, or approximately $27.1 million considering the adjustment to the cap on qualified costs included in the settlement agreement.30 Under the expected scenario in which the bonds are issued at a 3.48% weighted-average interest rate, securitization saves ratepayers approximately $62.9 million in nominal revenue, or approximately $63.2 million, considering the adjustment to the cap on qualified costs included in the settlement agreement.31 If system restoration bonds are issued in a more favorable market, this reduction in revenues will be larger.

27 Hamlett Direct at 15.
28 Id.
29 See PURA § 39.303(a).
30 Hamlett Direct at 12.
31 Id.

Docket No. 49308	Financing Order	Page 10 of 90
Before the system restoration bonds may be issued, AEP Texas must submit to the Commission an issuance advice letter in which it demonstrates, based upon the actual market conditions at the time of pricing, that the proposed structure and pricing of the system restoration bonds will provide real economic benefits to retail customers and comply with the statutory financial tests and terms of this Financing Order.  As part of this submission, AEP Texas must also certify to the Commission that the structure and pricing of the system restoration bonds result in the lowest system restoration bond charges consistent with market conditions at the time of pricing and the terms of this Financing Order.  The form of certification that must be submitted by AEP Texas is set out in appendix A to this Financing Order.  The Commission, by order, may stop the issuance of the system restoration bonds authorized by this Financing Order if AEP Texas fails to make this demonstration or certification.  Should AEP Texas issue more than one series of system restoration bonds, AEP Texas must demonstrate in the issuance advice letter for each series that the securitization will provide real economic benefits to retail customers and comply with the statutory financial tests and terms of this Financing Order.

PURA requires that system restoration charges be charged for the use or availability of electric services to recover all qualified costs.32 System restoration charges, like all transition charges, can be recovered over a period that does not exceed 15 years.33 The Commission concludes that this prevents the collection of system restoration charges from retail customers for services rendered after the 15-year period but does not prohibit recovery of system restoration charges for service rendered during the 15-year period but not actually collected until after the 15‑year period.

32 PURA § 36.403(f).
33 See PURA § 39.303(b).

Docket No. 49308	Financing Order	Page 11 of 90
System restoration charges constitute transition charges as defined in PURA § 39.302 and used in chapter 39, subchapter G of PURA34 and will be collected by an electric utility, its successors, an assignee, or other collection agents as provided for in this Financing Order.35 System restoration charges must be functionalized and allocated to customers in the same manner as the corresponding facilities relating to the system restoration costs and related expenses are functionalized and allocated in a utility’s current base rates (i.e., the same allocation as is set forth in existing Commission orders regarding AEP Texas’s central division).36 The Commission further determines that, to ensure that the allocation of system restoration charges are functionalized in such manner, the ADFIT benefits associated with the securitization transaction should be calculated and allocated in the manner described in this Financing Order.

The rights to impose, collect, and receive system restoration charges (including all other rights of an electric utility under the financing order) are only contract rights until such rights (which may relate to the entire amount authorized to be securitized or, if more than one series of system restoration bonds are issued due to market conditions, to a portion of the total amount authorized to be securitized) are first transferred to an assignee or pledged in connection with the issuance of system restoration bonds.37 Upon the transfer or pledge of those rights, they become transition property and, as such, are afforded certain statutory protections to ensure that the charges are available for bond retirement.38

34 PURA § 36.403(f).
35 See PURA § 39.302(7).
36 PURA § 36.403(g).
37 PURA § 39.304(a).
38 See PURA § 39.304(b).

Docket No. 49308	Financing Order	Page 12 of 90
This Financing Order contains terms, as it must, ensuring that the imposition and collection of system restoration charges authorized herein must be nonbypassable.39 It also includes a mechanism requiring that system restoration charges be reviewed and adjusted at least annually, within 45 days of the anniversary date of the issuance of the system restoration bonds, to correct any overcollections or undercollections during the preceding 12 months and to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the system restoration bonds.40  In addition to the required annual reviews, interim reviews are mandatory semi-annually (or quarterly after the final scheduled payment date of the last tranche of the system restoration bonds) to ensure that the amount of the system restoration charges matches the funding requirements approved in this Financing Order.  Optional interim true-up adjustments may also be made under the circumstances set forth in this Financing Order.  These provisions will help to ensure that the amount of system restoration charges paid by retail customers does not exceed the amounts necessary to cover the costs of this securitization.  To encourage utilities to undertake securitization financing, other benefits and assurances are provided.

The state of Texas has pledged, for the benefit and protection of financing parties and electric utilities, that it will not take or permit any action that would impair the value of transition property, or, except for the true-up expressly allowed by law, reduce, alter, or impair the system restoration charges to be imposed, collected and remitted to financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related system restoration bonds have been paid and performed in full.41

Transition property (whether associated with a single bond series covering the entire amount authorized to be securitized or with one of multiple bond series covering only a portion of the total amount authorized to be securitized) constitutes a present property right for purposes of contracts concerning the sale or pledge of property, and the property will continue to exist for the duration of the pledge of the state of Texas as described in the preceding paragraph.42 In addition, the interests of an assignee or pledgee in transition property (as well as the revenues and collections arising from the property) are not subject to setoff, counterclaim, surcharge, or defense by the electric utility or any other person or in connection with the bankruptcy of the electric utility or any other entity.43 Further, transactions involving the transfer and ownership of transition property and the receipt of system restoration charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.44  The creation, granting, perfection, and enforcement of liens and security interests in transition property are governed by PURA § 39.309 and not by the Texas Business and Commerce Code.45

39 See PURA §§ 36.404, 39.306.
40 See PURA § 39.307.
41 See PURA § 39.310.
42 See PURA § 39.304(b).
43 See PURA § 39.305.
44 See PURA § 39.311.
45 See PURA § 39.309(a).

Docket No. 49308	Financing Order	Page 13 of 90
The Commission may, at the request of an electric utility, adopt a financing order providing for the retiring and refunding of system restoration bonds only upon making a finding that the future system restoration charges required to service the new system restoration bonds, including transaction costs, will be less than the future system restoration charges required to service the bonds being retired or refunded.46 AEP Texas has not requested and this Financing Order does not grant any authority to refinance the system restoration bonds authorized by this Financing Order.  This Financing Order does not preclude AEP Texas from filing a request for a financing order to retire or refund the system restoration bonds approved in this Financing Order upon a showing that the statutory criteria in PURA § 39.303(g) are met.

To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions in PURA §§ 36.403 and 39.302.

II.          Description of Proposed Transaction

A description of the transaction proposed by AEP Texas is contained in its application and the evidence submitted in support of the application.  A brief summary of the proposed transaction is provided in this section.  A more detailed description is included in Section III.  C, titled Structure of The Proposed Securitization and in the application and evidence submitted in support of the application.

To facilitate the proposed securitization, AEP Texas has proposed that (depending on whether more than one series of system restoration bonds are issued) one or more special purpose entities (each referred to as BondCo) be created to which AEP Texas will transfer the rights to impose, collect, and receive system restoration charges along with the other rights arising under this Financing Order, in each case allocable to the series of system restoration bonds the BondCo is issuing.  Upon transfer to a BondCo (in connection with the issuance of the particular series of system restoration bonds), these rights will become transition property as provided by PURA § 39.304.  If system restoration bonds are issued in more than one series, then the transition property transferred as a result of each issuance must be only those rights associated with that portion of the total amount authorized to be securitized by this Financing Order which is securitized by a particular bond issuance.  The rights to impose, collect, and receive system restoration charges, along with the other rights arising under this Financing Order as they relate to any portion of the total amount authorized to be securitized that remains unsecuritized, must remain with AEP Texas and must not become transition property until transferred to a BondCo in connection with a subsequent issuance of system restoration bonds.

46 See PURA § 39.303(g).

Docket No. 49308	Financing Order	Page 14 of 90
AEP Texas will create a separate BondCo for the issuance of a particular series of the system restoration bonds; and the rights, obligations, structure and restrictions described in this Financing Order with respect to BondCo are applicable to each such purchaser of transition property to the extent of the transition property transferred and sold to it and the system restoration bonds issued by it.  BondCo will issue system restoration bonds and will transfer the net proceeds from the sale of the system restoration bonds to AEP Texas in consideration for the transfer of the corresponding transition property.  BondCo will be organized and managed in a manner designed to achieve the objective of maintaining BondCo as a bankruptcy-remote entity that would not be affected by the bankruptcy of AEP Texas or any other affiliates of AEP Texas or any of their respective successors.  In addition, BondCo will have at least one independent manager whose approval will be required for certain major actions or organizational changes by BondCo.

The system restoration bonds will be issued under an indenture and administered by an indenture trustee.47 The system restoration bonds will be secured by and payable solely out of the transition property created under this Financing Order and other collateral described in AEP Texas’s application.  That collateral will be pledged to the indenture trustee for the benefit of the holders of the system restoration bonds and to secure payment of certain qualified costs.

47 If more than one series of system restoration bonds is issued, each series will be issued under a separate indenture and be subject to its own set of basic agreements (e.g., transition property purchase and sale agreement, transition property servicing agreement, administration agreement).  For purposes of this Financing Order, the description of the system restoration bonds applies to each series of system restoration bonds.

Docket No. 49308	Financing Order	Page 15 of 90
The servicer of the system restoration bonds will collect the system restoration charges and remit those amounts to the indenture trustee on behalf of BondCo. The servicer will be responsible for filing any required or allowed true-ups of the system restoration charges.  If the servicer defaults on its obligations under the servicing agreement, the indenture trustee may, on behalf of the holders of system restoration bonds, appoint a successor servicer.  AEP Texas will act as the initial servicer for the system restoration bonds.

Retail electric providers (REPs) will be required to meet certain financial standards to collect system restoration charges under this Financing Order, in accordance with the financial standards they must meet to collect transition charges under financing orders issued under chapter 39, subchapter G of PURA.  If the REP qualifies to collect system restoration charges, the servicer will bill to and collect from the REP the system restoration charges attributable to the REP’s customers.  The REP in turn will bill to and collect from its retail customers the system restoration charges attributable to them.  If any REP fails to qualify to collect system restoration charges or defaults in the remittance of those charges to the servicer of the system restoration bonds, another entity can assume responsibility for collection of the system restoration charges from the REP’s retail customers.

System restoration charges will be calculated to ensure the collection of an amount sufficient to service the principal, interest, and related charges for the system restoration bonds and in a manner that allocates this amount to the various classes of retail customers in the same manner as the corresponding facilities and related expenses are allocated among customers in AEP Texas’s current base rates.  The system restoration charges will be calculated in accordance with the method described in schedule SRC, a pro forma copy of which is contained in appendix B. In addition to the annual true-up required by PURA § 39.307, interim true-ups must be performed semi-annually (or quarterly after the final scheduled payment date of the last tranche of the system restoration bonds) if necessary to ensure that the amount collected from system restoration charges is sufficient to service the system restoration bonds and may be performed at other times as provided in this Financing Order.  A non-standard true-up will be allowed for other circumstances as provided in this Financing Order.  The methodology for making true-ups and allocation adjustments and the circumstances under which each must be made are described in pro forma schedule SRC, attached to this Financing Order as appendix B. If system restoration bonds are issued in more than one series, then each series will be subject to a separate true-up under PURA and this Financing Order; provided, however, that more than one series may be trued-up in a single proceeding.

Docket No. 49308	Financing Order	Page 16 of 90
The Commission determines that AEP Texas’s proposed structure for the system restoration charges should be utilized.  This structure provides for substantially levelized annual revenue requirements over the expected life of the system restoration bonds.  This structure offers the benefit of not relying upon customer growth and will allow the resulting system restoration charges to remain level or decline over time, if billing determinants remain level or grow.  Further, AEP Texas’s proposed system restoration charge tariff applies consistent allocation factors across rate classes, subject to modification in accordance with the true-up mechanisms adopted in this Financing Order.

All of the bonds issued in prior Texas securitizations have been issued with a fixed interest rate.48 A fixed interest rate is necessary to assure that ratepayers benefit from the securitization.  Although the benefits of fixed rates can be achieved through a combination of floating-rate bonds and interest-rate swaps, the Commission in prior securitizations in Texas concluded that the possible benefit of floating-rate bonds did not outweigh the cost of preparing for and executing interest-rate swaps and the potential risks swaps would impose on ratepayers.  As a result, the financing orders in those proceedings prohibited the use of swaps and thus, effectively, the issuance of floating-rate bonds.  The Commission reaches the same conclusion in this proceeding and will prohibit AEP Texas from issuing floating-rate bonds.

The Commission reaches a similar conclusion that issuance of bonds denominated in foreign currency should likewise be prohibited.  Denominating bonds in foreign currency would create foreign currency risks for ratepayers.  While these risks can be reduced through use of derivatives, the derivatives themselves create risks for ratepayers.

48 E.g., Application of AEP Texas Central Company for a Financing Order, Docket No. 32475, Financing Order at 14 and 15 (Jun. 21, 2006); Application of Entergy Gulf States, Inc. fora Financing Order, Docket No. 33586, Financing Order at 2 (Apr. 2, 2007); Application of CenterPoint Houston Electric, LLC for a Financing Order, Docket No. 34448, Financing Order at 2 (Sept. 18, 2007); Application of CenterPoint for a Financing Order, Docket No. 3700, Financing Order at 2 (Aug. 27, 2009); Application of Entergy Texas, Inc. for a Financing Order, Docket No. 37247, Financing Order at 2 (Sept. 11, 2009); Application of AEP Texas Central Company for a Financing Order, Docket No. 39931, Financing Order at 4 (Jan. 12, 2012).

Docket No. 49308	Financing Order	Page 17 of 90
Interest-rate hedges can also be used to lock in interest rates or limit the variability of interest rates before issuance of bonds.  However, the hedge is a bet on the direction of future market changes, which is neither necessary nor appropriate.  Hedges also create additional costs and risks if, for any reason, the system restoration bonds are not issued or the amount issued is different from the principal hedged.  As a result, this Financing Order prohibits AEP Texas from issuing system restoration bonds denominated in foreign currencies and from entering into interest-rate hedges.

AEP Texas requested approval of system restoration charges sufficient to recover the principal and interest on the system restoration bonds plus ongoing qualified costs as described in this Financing Order and appendix C attached hereto.  AEP Texas requested that the system restoration charges be recovered from REPs, and through them from retail customers, and that the amount of the system restoration charges be calculated based upon the allocation methodology and billing determinants specified in schedule SRC.  AEP Texas also requested that certain standards related to the billing and collection of system restoration charges be applied to REPs, as specified in schedule SRC.  To implement the system restoration charges and billing and collection requirements, AEP Texas requested approval of schedule SRC.

AEP Texas requested authority to securitize and to cause the issuance of system restoration bonds in an aggregate principal amount not to exceed the sum of (1) the securitizable balance at the date of issuance of the system restoration bonds plus (2) its actual up-front qualified costs of issuing, supporting, and servicing the system restoration bonds.  AEP Texas provided an illustrative analysis of the costs and benefits of securitization using its estimate of the May 2019, securitizable balance.  AEP Texas proposed that these amounts be updated in the issuance advice letter to reflect the actual issuance date of the system restoration bonds and other relevant current information as permitted by this Financing Order, and that AEP Texas be authorized to securitize the updated securitizable balance and up-front qualified costs as reflected in the issuance advice letter.

Docket No. 49308	Financing Order	Page 18 of 90
AEP Texas requested in the application that its up-front and ongoing costs of issuing and maintaining the system restoration bonds be recovered respectively through the system restoration bonds and system restoration charges approved in this Financing Order.  AEP Texas estimated that its up-front costs would total approximately $4.6 million, while ongoing costs of servicing the system restoration bonds would total approximately $504,000 per year for each year of the term of the bonds.  The estimates were based on assumptions regarding a number of variables that will directly affect the level of up-front and ongoing qualified costs including (1) the total securitizable balance will be $224.9 million, (2) only one series of system restoration bonds will be issued, (3) the financing order proceeding will not be contested, (4) the financing order will not permit use of interest rate or foreign currency hedges, floating rate bonds, or bonds denominated in foreign currencies, and (5) AEP Texas acts as servicer.

The Commission’s analysis of AEP Texas’s request begins with the finding that the company’s up-front qualified costs that are permitted to be securitized, as well as certain of the ongoing costs that the company proposes to recover directly through system restoration charges, should be capped.  This finding accords with AEP Texas’s prior securitizations and other securitization proceedings in this state.

The Commission finds that AEP Texas should be permitted to securitize its up-front costs of issuance in accordance with the terms of this Financing Order.  As set forth in ordering paragraph 17 of this Financing Order, up-front qualified costs should not exceed $3,650,241 plus (i) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability as discussed in ordering paragraphs 6 and 23, (ii) rating agency fees, (iii) United States Securities and Exchange Commission (SEC) registration fees, (iv) the cost of the Commission’s financial advisor and its legal counsel, if any, and any additional costs incurred by AEP Texas to comply with the requests and recommendations of the Commission’s financial advisor, and (v) any costs incurred by AEP Texas if this Financing Order is appealed.  However, no individual cap will apply to any component of the capped up-front qualified costs included in the $3,650,241 described above.  In the issuance advice letter, AEP must report the actual qualified costs securitized.

Docket No. 49308	Financing Order	Page 19 of 90
AEP Texas is authorized to recover directly through the system restoration charges its actual ongoing costs of servicing the bonds and providing administrative services to BondCo, subject to a cap on servicing fees equal to 0.10% of the initial principal amount of system restoration bonds issued under this Financing Order and a cap on administrative fees of $100,000 for each BondCo plus reimbursable third party costs, which will apply as long as AEP Texas continues to serve as the servicer or administrator, respectively.  Ongoing qualified costs, other than the servicer and administrative fees charged by AEP Texas when it is the servicer and administrator, are not capped.  They are, however, estimated in appendix C. The estimated ongoing qualified costs should be updated in the issuance advice letter to reflect more current information then available to AEP Texas.  In accordance with the terms of this Financing Order and subject to the approval of the indenture trustee, the Commission will permit a successor servicer to AEP Texas to recover a higher servicer fee if AEP Texas ceases to service the transition property.

AEP Texas does not anticipate incurring costs of retiring or refunding debt or equity in connection with the use of the proceeds from the issuance of the system restoration bonds.5I However, if costs of retiring or refunding debt are incurred, the Commission notes that the cost of retiring or refunding AEP Texas’s existing debt or equity using the proceeds from the system restoration bonds must remain uncapped.  Commission experience with these expenses indicates that they vary widely and are not entirely within the company’s control.  AEP Texas should be authorized to record such costs as a regulatory asset included on its books and to accrue carrying costs on such regulatory asset using the average weighted interest rate on the system restoration bonds,49 until the costs are included in AEP Texas’s next base-rate case, and that the costs, together with carrying costs, be considered for recovery in AEP Texas’s next base-rate case, subject to a showing that such costs were prudently incurred and are reasonable and necessary.

III.          Findings of Fact

The Commission makes the following findings of fact.

A.          Identification and Procedure

1.  Identification of Applicant and Background

1.
AEP Texas Inc. (AEP Texas) is a transmission and distribution utility that owns and operates for compensation an extensive transmission and distribution network to provide electric service in the portion of this state that is included in the Electric Reliability Council of Texas (ERCOT) region.  AEP Texas is a direct wholly-owned subsidiary of American Electric Power Company, Inc., which is a public utility holding company under the Public Utility Holding Company Act of 2005.

49 Direct Testimony of Noah K. Hollis at 17.

Docket No. 49308	Financing Order	Page 20 of 90
2.
Effective December 31, 2016, AEP Texas Central Company and AEP Texas North Company merged into their direct parent company, AEP Utilities, Inc., and named the merged company AEP Texas.  AEP Texas maintains north and central divisions with separate rates.  This financing order affects only the AEP Texas central division and all references to ratepayers or retail customers in this order should be interpreted to mean ratepayers or retail customers located within the AEP Texas central division service area.

3.	Hurricane Harvey struck the AEP Texas central division service area on August 25, 2017, causing extensive damage to its system and widespread electric outages.

4.
On August 7, 2018, AEP Texas filed an application under PURA § 36.405 for determination of the amount of system restoration costs related to Hurricane Harvey and certain other weather-related events, eligible for securitization or other recovery.  That application was assigned Docket No. 48577.

5.
On February 28, 2019 the Commission issued the order approving the settlement in Docket No. 48577 and determining that AEP Texas’s system restoration costs eligible for securitization or other recovery were $369,230,601, of which $261,534,554 was related to the distribution function.  The order provides that AEP Texas is entitled to recover carrying costs on Hurricane Harvey-related system restoration costs according to the methodology approved in Docket No. 48577.

2.  Procedural History

6.
On March 8, 2019, AEP Texas filed an application for a financing order under PURA chapter 36, subchapter I and chapter 39, subchapter G to permit securitization of an amount equal to the sum of (1) the securitizable balance as of the date of issuance of the system restoration bonds, plus (2) up-front qualified costs.  The application includes exhibits, schedules, attachments, and testimony.

Docket No. 49308	Financing Order	Page 21 of 90
7.	In Order No. 2 issued March 27, 2019, the administrative law judge established an intervention deadline of April 15, 2019.

8.
The following party requested and was granted intervention:  the Alliance for Retail Markets (ARM).  Commission Staff also participated as a party in the proceeding.  In Order No. 7 issued May 22, 2019, the administrative law judge denied the motion to intervene of Mr. Tom Joseph.

9.	On May 9, 2019, AEP Texas and Commission Staff filed the settlement agreement, resolving certain issues in the proceeding. ARM is not a signatory to the settlement agreement, but does not oppose it.

10.
On May 9, 2019, AEP Texas and Commission Staff also filed a joint motion to admit evidence, including the proof of notice, the pre-filed direct testimony and exhibits of Noah K.  Hollis, Randall W. Hamlett, Kurt Mars, Katrina T. Niehaus and John 0.  Aaron, the securitization filing package schedules and attachments, and the testimony of Randall W. Hamlett and Commission Staff witnesses Darryl Tietjen and Nancy Palma in support of the settlement agreement.  In Order No. 8 issued on May 22, 2019, the Commission granted the joint motion to admit evidence.

11.	The Commission considered this Financing Order at its June 13, 2019 open meeting.

3.  Notice of Application

12.
Notice of AEP Texas’s application was provided through publication once a week for two consecutive weeks in newspapers having general circulation in AEP Texas’s central division service area; such notice by publication was completed on April 11, 2019.  In addition, upon the filing of its application on March 8, 2019, AEP Texas provided notice, by furnishing a copy of its application to each party to Docket No. 48577.

13.
On March 26, 2019, AEP Texas also provided individual notice (a) to the governing bodies of all Texas incorporated municipalities in the AEP Texas central division service area that have retained original jurisdiction over AEP Texas, (b) to all municipally owned utilities and electric cooperatives with multiply-certificated service areas with the AEP Texas central division, and (c) to each REP listed on the Commission website at the time AEP Texas filed its application for a financing order.

Docket No. 49308	Financing Order	Page 22 of 90
14.
Verification of the mailing of individual notices to the municipalities, to the municipally owned utilities and electric cooperatives with multiply certificated service areas within the AEP Texas central division, and to the REPs, and of the furnishing of a copy of AEP Texas’s filing package on each of the parties to Docket No. 48577 was made by affidavit filed on May 1, 2019.  Proof of publication of notice was submitted in the form of publishers’ affidavits on May 1, 2019.

B.          Qualified Costs and Amount to be Securitized

1.  Identification

15.
Qualified costs are defined in PURA § 36.403(d) to include 100% of an electric utility’s system restoration costs, including carrying costs at the electric utility’s weighted average cost of capital as last approved in the utility’s general rate case, net of any insurance proceeds, government grants, or other sources of funding that compensate the utility for system restoration costs received by the utility at the time it files an application for a financing order, together with the costs of issuing, supporting, and servicing system restoration bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of system restoration bonds.[50] Qualified costs also include the costs to the Commission of acquiring professional services for the purpose of evaluating proposed securitization transactions and costs associated with ancillary agreements such as any bond insurance policy, letter of credit, reserve account, surety bond, swap arrangement, hedging arrangement, liquidity or credit support arrangement or other financial arrangement entered into in connection with the issuance or payment of the system restoration bonds.  In this case, the qualified costs to be securitized will be offset utilizing certain prescribed excess unprotected ADFIT as determined in Docket No. 48577.

50 PURA § 36.403(d).

Docket No. 49308	Financing Order	Page 23 of 90
16.
The actual costs of issuing and supporting the system restoration bonds will not be known until the system restoration bonds are issued, and certain ongoing costs relating to the system restoration bonds may not be known until such costs are incurred.  However, to satisfy the statutory obligation to ensure tangible and quantifiable benefits to ratepayers, it is appropriate to limit the amount of certain up-front qualified costs that may be included in the principal amount of the system restoration bonds so that the sum of those up-front qualified costs does not exceed $3,650,241 plus (i) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability as discussed in ordering paragraphs 6 and 23, (ii) rating agency fees, (iii) SEC registration fees, (iv) the cost of the Commission’s financial advisor and its legal counsel, if any, and any additional costs incurred by AEP Texas to comply with the requests and recommendations of the Commission’s financial advisor, and (v) any costs incurred by AEP Texas if this Financing Order is appealed.  However, no component of the capped up-front qualified costs will be subject to an individual cap.  The amount of the up-front qualified costs must be shown in the issuance advice letter to ensure compliance with all statutory requirements.

17.
AEP Texas intends to use the proceeds from the sale of the transition property to reduce recoverable system restoration costs, and thereafter to repay outstanding short-term debt at AEP Texas and to fund capital expenditures to support utility operations and services; accordingly, it does not anticipate incurring costs of retiring or refunding debt or equity in connection with the proceeds from the issuance of the system restoration bonds.[51] However, if costs of retiring or refunding debt are incurred, the Commission authorizes AEP Texas to record such costs as a regulatory asset included on its books.  AEP Texas is allowed to accrue carrying costs on such regulatory asset using the weighted-average interest rate on the system restoration bonds.  The accrual of carrying costs will continue until the costs are included in AEP Texas’s next base-rate case, and the costs, together with carrying costs, will be considered for recovery in AEP Texas’s next base-rate case, subject to a showing that such costs were prudently incurred and are reasonable and necessary.

51 Hollis Direct at 17.

Docket No. 49308	Financing Order	Page 24 of 90
2.  Accumulated Deferred Federal Income Tax Benefits

18.	ADFIT associated with system restoration costs occurs because of the timing difference between the regulatory and tax treatment of the system restoration costs.

19.
AEP Texas proposed an ADFIT-credit rider that provides to ratepayers the benefit of the ADFIT associated with system restoration costs over the same time period AEP Texas will collect the system restoration charges from ratepayers.

20.	AEP Texas’s estimate of the ADFIT benefit associated with system restoration costs appropriately takes into account the effect of the AEP Texas’s net operating loss.

21.
The ADFIT benefits associated with system restoration costs can only be estimated at this point because they are dependent in part on future taxable income, a future tax refund, and the specific timing of the issuance of system restoration bonds, all of which remain uncertain at this time.  The available amount of ADFIT benefit when AEP Texas begins to implement the ADFIT credit rider is subject to update at the time system restoration bonds are issued, and to the extent necessary, in connection with true-up filings over the course of the period that the ADFIT credit rider and system restoration charges remain in force.

3.  Balance to be Securitized

22.
It is appropriate that AEP Texas be authorized to cause system restoration bonds to be issued in an aggregate principal amount equal to the securitizable balance at the time of issuance plus up-front qualified costs as described in ordering paragraph 17.  The securitizable balance to be securitized must be equal to the balance of distribution-related system restoration costs as determined in Docket No. 48577 plus carrying costs, using the methodology for calculating carrying costs approved in Docket No. 48577, through the date the system restoration bonds are issued net of all insurance proceeds, government grants, and other sources of funding received by AEP Texas at the time that the financing application was filed that compensate AEP Texas for the distribution-related system restoration costs, and a further offset utilizing certain prescribed excess unprotected ADFIT, all as determined in Docket No. 48577.  In the issuance advice letter, AEP Texas must update the amounts to reflect the securitizable balance on the date of issuance and the amount of up-front qualified costs securitized, subject to any caps on certain up-front costs provided in ordering paragraph 17 of this Financing Order.

Docket No. 49308	Financing Order	Page 25 of 90
23.
It is appropriate for AEP Texas to recover the annual ongoing servicing fees and the annual fixed operating costs directly through system restoration charges.  It is also appropriate to impose additional limits to ensure that the servicing fees incurred when AEP Texas serves as servicer do not exceed 0.10% of the initial principal balance of the system restoration bonds and that the administrative fees incurred when AEP Texas is the administrator do not exceed $100,000 per year for each BondCo plus reimbursable third party costs as shown in appendix C. Consistent with AEP Texas’s prior securitizations, the annual servicing fee payable to a servicer not affiliated with AEP Texas will not exceed 0.6% of the initial principal balance of the system restoration bonds unless such higher rate is approved by the Commission.  Ongoing costs other than the servicer and administrative fees charged by AEP Texas when it serves as servicer and administrator are not capped, but are estimated in appendix C to this Financing Order.  The servicing and administrative fees collected by AEP Texas, or any affiliate of AEP Texas, acting as servicer or administrator under the servicing agreement or administration agreement must be included as a revenue credit and reduce revenue requirements in each subsequent rate case.  The expenses incurred by AEP Texas or such affiliate to perform obligations under the servicing agreement should be included in each AEP Texas base-rate case.

4.  Issuance Advice Letter

24.
Because the actual structure and pricing of the system restoration bonds will not be known at the time this Financing Order is issued, following determination of the final terms of the system restoration bonds and before issuance of the system restoration bonds, AEP Texas will file with the Commission for each series of system restoration bonds issued, and no later than the end of the first business day after the pricing date for that series of system restoration bonds, an issuance advice letter.  The issuance advice letter will include AEP Texas’s best estimate of total up-front qualified costs for such issuance.  The estimated total up-front qualified costs in the issuance advice letter may be included in the principal amount securitized, subject to the cap on up-front qualified costs as described in ordering paragraph 17 of this Financing Order.  Within 60 days of issuance of the system restoration bonds, AEP Texas must submit to the Commission a final accounting of the total up-front qualified costs.  The issuance advice letter will report the actual dollar amount of the initial system restoration charges and other information specific to the system restoration bonds to be issued.  AEP Texas’s issuance advice letter must update the benefits analysis to verify that the final amount securitized satisfies the statutory financial tests.  All amounts that require computation will be computed using the mathematical formulas contained in the form of the issuance advice letter in appendix A to this Financing Order and schedule SRC.  The initial system restoration charges and the final terms of the system restoration bonds set forth in the issuance advice letter must become effective on the date of issuance of the system restoration bonds unless before noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

Docket No. 49308	Financing Order	Page 26 of 90
25.
If the actual up-front qualified costs are less than the up-front qualified costs included in the principal amount securitized, the periodic billing requirement, defined below, for the first annual true-up adjustment must be reduced by the amount of such unused funds (together with interest, if any, earned on the investment of such funds).  If the actual upfront qualified costs are more than the up-front qualified costs included in the principal amount securitized, AEP Texas may request recovery of the remaining up-front qualified costs through a surcharge to AEP Texas’s rates for distribution service, provided, however, AEP Texas may not request recovery of amounts that would cause the aggregate recoverable amounts for capped costs to exceed the cap on up-front qualified costs described in ordering paragraph 17 of this Financing Order.

26.
AEP Texas will submit a draft issuance advice letter to the Commission Staff for review not later than two weeks before the expected date of commencement of marketing each series of system restoration bonds.  Within one week after receipt of the draft issuance advice letter, Commission Staff will provide AEP Texas comments and recommendations regarding the adequacy of the information provided.

Docket No. 49308	Financing Order	Page 27 of 90
27.
The issuance advice letter for a series of system restoration bonds must be submitted to the Commission not later than the end of the first business day after the pricing of such series of system restoration bonds.  Commission Staff may request such revisions of the issuance advice letter as may be necessary to assure the accuracy of the calculations and that the requirements of PURA and of this Financing Order have been met.  The initial system restoration charges and the final terms of the system restoration bonds set forth in the issuance advice letter must become effective on the date of issuance of the system restoration bonds (which must not occur before the fifth business day after pricing) unless before noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and the Financing Order.

28.
The completion and filing of an issuance advice letter in the form of the issuance advice letter attached as appendix A, including the certification from AEP Texas discussed in finding of fact numbers 27 and 97, is necessary to ensure that any securitization actually undertaken by AEP Texas complies with the terms of this Financing Order.

29.
The certification statement contained in AEP Texas’s certification letter must be worded precisely as the statement in the form of the issuance advice letter approved by the Commission.  Other aspects of the certification letter may be modified to describe the particulars of the system restoration bonds and the actions that were taken during the transaction.

5.  Tangible and Quantifiable Benefit

30.
The statutory requirement in PURA §§ 36.401 and 39.301 that directs the Commission to ensure that securitization provides tangible and quantifiable benefits to ratepayers greater than would be achieved absent the issuance of system restoration bonds can only be determined using an economic analysis to account for the time value of money.  An analysis that compares in the aggregate, over the expected life of the system restoration bonds, the present value of the revenue requirement associated with recovery of the securitizable balance through rates reflective of conventional utility financing, with the present value of the revenue required under securitization, is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to ratepayers.

Docket No. 49308	Financing Order	Page 28 of 90
31.
The financial analysis presented by AEP Texas indicates that securitization of the securitizable balance and other qualified costs as requested by AEP Texas would result in approximately $19.7 million of tangible and quantifiable economic benefits to ratepayers on a present-value basis if the system restoration bonds are issued at an average weighted average interest rate of 6.00% allowed by this Financing Order and with a 10-year expected life, or approximately $19.9 million, considering the adjustment to the cap on qualified costs included in the settlement agreement.  Using the projected weighted average interest rate of 3.48% and a 10-year expected life, the benefits of securitization would be approximately $52.4 million on a present value basis, or approximately $52.6 million considering the adjustment to the cap on qualified costs included in the settlement agreement.  These estimates use AEP Texas’s securitizable balance as of May 2019 ($224.9 million), as approved in Docket No. 48577, and assume that actual up-front and ongoing qualified costs will be as shown on appendix C to this Financing Order.  The benefits for retail customers set forth in AEP Texas’s evidence are fully indicative of the benefits ratepayers will realize from the securitization approved in this Financing Order; however, the actual benefit to ratepayers will depend upon market conditions on the date of issuance of the system restoration bonds, the actual scheduled maturity of the system restoration bonds, and the amount actually securitized.  AEP Texas will be required to provide an updated tangible and quantifiable benefits analysis in its issuance advice letter to verify that this statutory test is met.

Docket No. 49308	Financing Order	Page 29 of 90
6.  Present Value Cap

32.
The amount securitized may not exceed the present value of the revenue requirement over the life of the proposed system restoration bonds associated with conventional (i.e., non‑securitized) recovery of the authorized amounts where the present value analysis uses a discount rate equal to the proposed interest rate on the system restoration bonds.[52] The analysis presented by AEP Texas demonstrates that the proposed securitization meets this requirement whether the system restoration bonds are assumed to bear interest at a weighted average interest rate of 6.00%, at the projected weighted average interest rate of 3.48%, or at other interest rates less than 6.00%.  Using a 3.48% weighted average interest rate, the present value of the revenue requirement savings would be approximately $52.4 million, or approximately $52.6 million considering the adjustment to the cap on qualified costs included in the settlement agreement.  At the higher interest rate of 6.00%, the present value of the revenue requirement savings would be approximately $19.7 million, or approximately $19.9 million considering the adjustment to the cap on qualified costs included in the settlement agreement.  These estimates use AEP Texas’s securitizable balance as of May 2019 as approved in Docket No. 48577, an expected life of 10 years, and assume that actual up-front and ongoing qualified costs will be as estimated on appendix C to this Financing Order.  The benefits for ratepayers set forth in AEP Texas’s evidence are fully indicative of the benefits ratepayers will realize from the securitization approved in this Financing Order; however, AEP Texas will be required to provide an updated present value analysis in its issuance advice letter to verify that this statutory test is met.

7.  Total Amount of Revenue to be Recovered

33.
The Commission is required to find that the total amount of revenues to be collected under this Financing Order will be less than the revenue requirement that would be recovered over the life of the amounts that are securitized under this Financing Order, using conventional financing methods.[53] AEP Texas’s analysis assumed that under conventional financing methods, the costs would be recovered over the life of the system restoration bonds (for purposes of its analysis, 10 years) with carrying costs equal to AEP Texas’s weighted-average cost of capital of 7.4992%.  The resulting total conventional revenues would be $343.6 million.  If 10-year system restoration bonds are issued at a 6.00% weighted average interest rate, AEP Texas’s financial analysis indicates that the total amount of revenues to be collected under this Financing Order is expected to be approximately $26.8 million less than the revenue requirement that would be recovered using conventional utility financing methods, or approximately $27.1 million considering the adjustment to the cap on qualified costs included in the settlement agreement.  Using the projected weighted average interest rate of 3.48%, the benefits of securitization would be approximately $62.9 million on a nominal basis, or approximately $63.2 million, considering the adjustment to the cap on qualified costs included in the settlement agreement.  These estimates use AEP Texas’s securitizable balance as of May 2019, as approved in Docket No. 48577, an expected life of 10 years, and assume that actual upfront and ongoing qualified costs will be as estimated on appendix C to this Financing Order.  The benefits for retail customers set forth in AEP Texas’s evidence are fully indicative of the benefits ratepayers will realize from the securitization approved in this Financing Order; however, AEP Texas will be required to provide an updated total revenue analysis in its issuance advice letter to verify that this statutory test is met.

52 See PURA § 39.301.
53 See PURA § 39.303(a).

Docket No. 49308	Financing Order	Page 30 of 90
C.          Structure of the Proposed Securitization

1.  BondCo

34.
For purposes of this securitization, AEP Texas will create one or more BondCos, a special purpose transition funding entity (each of which referred to as BondCo), each of which will be a Delaware limited liability company with AEP Texas as its sole member.  If more than one series of system restoration bonds are issued, AEP Texas will create a separate BondCo for the issuance of a particular series of system restoration bonds and the rights, structure and restrictions described in this Financing Order with respect to BondCo will be applicable to each such purchaser of transition property to the extent of the transition property sold to it and the system restoration bonds issued by it.  BondCo will be formed for the limited purpose of acquiring transition property, issuing system restoration bonds in one or more tranches, and performing other activities relating thereto or otherwise authorized by this Financing Order.  BondCo will not be permitted to engage in any other activities and will have no assets other than transition property and related assets to support its obligations under the system restoration bonds.  Obligations relating to the system restoration bonds will be BondCo’s only significant liabilities.  These restrictions on the activities of BondCo and restrictions on the ability of AEP Texas to take action on BondCo’s behalf are imposed to achieve the objective that BondCo will be bankruptcy remote and not affected by a bankruptcy of AEP Texas.  BondCo will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation.  As long as the system restoration bonds remain outstanding, BondCo will have at least one independent manager with no organizational affiliation with AEP Texas other than acting as independent manager for any other bankruptcy-remote subsidiary of AEP Texas or its affiliates, including AEP Texas Central Transition Funding II LLC, the issuer of the transition bonds approved in Docket No. 32475,[54] and AEP Texas Central Company Transition Funding III LLC, the issuer of transition bonds approved in Docket No. 39931.[55] BondCo will not be permitted to amend the provisions of the organizational documents that relate to bankruptcy-remoteness of BondCo without the consent of the independent manager.  Similarly, BondCo will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the consent of the independent manager.  Other restrictions to facilitate bankruptcy-remoteness may also be included in the organizational documents of BondCo as required by the rating agencies.

54 Application of AEP Texas Central Company for a Financing Order, Docket No. 32475, Financing Order (Jun. 21, 2006).
55 Application of AEP Texas Central Company for a Financing Order, Docket No. 39931, Financing Order (Jan. 12, 2012).

Docket No. 49308	Financing Order	Page 31 of 90
35.
The initial capital of BondCo is expected to be not less than 0.5% of the original principal amount of the system restoration bonds issued by BondCo. Adequate funding of BondCo at this level is intended to protect the bankruptcy remoteness of BondCo. A sufficient level of capital is necessary to minimize this risk and, therefore, assist in achieving the lowest system restoration charges possible.

36.
BondCo will issue one series of system restoration bonds consisting of one or more tranches.  The aggregate amount of all tranches of all series of system restoration bonds issued under this Financing Order must not exceed the principal amount approved by this Financing Order.  BondCo will pledge to the indenture trustee, as collateral for payment of the system restoration bonds, the transition property, including BondCo’s right to receive the system restoration charges as and when collected, and certain other collateral described in AEP Texas’s application.

Docket No. 49308	Financing Order	Page 32 of 90
37.
Concurrent with the issuance of any of the system restoration bonds, AEP Texas will transfer to BondCo all of AEP Texas’s rights under this Financing Order related to the amount of system restoration bonds BondCo is issuing, including rights to impose, collect, and receive system restoration charges approved in this Financing Order.  This transfer will be structured so that it will qualify as a true sale within the meaning of PURA § 39.308 and that such rights will become transition property concurrently with the sale to BondCo as provided in PURA § 39.304.  By virtue of the transfer, BondCo will acquire all of the right, title, and interest of AEP Texas in the transition property arising under this Financing Order that is related to the amount of system restoration bonds BondCo is issuing.

38.
The use and proposed structure of BondCo and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transactions and to minimize the system restoration charges.  Therefore, the use and proposed structure of BondCo should be approved.

2.  Credit Enhancement and Arrangements to Enhance Marketability

39.
AEP Texas requested approval to use additional forms of credit enhancement (including letters of credit, reserve accounts, surety bonds, or guarantees) and other mechanisms designed to promote the credit quality and marketability of the system restoration bonds if the benefits of such arrangements exceed their cost.  AEP Texas also asked that the costs of any credit enhancements as well as the costs of arrangements to enhance marketability be included in the amount of qualified costs to be securitized.  AEP Texas should be permitted to recover the ongoing costs of credit enhancements and arrangements to enhance marketability, provided that the Commission’s designated representative and AEP Texas agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs.  If the use of original issue discount, credit enhancements, or other arrangements is proposed by AEP Texas, AEP Texas must provide the Commission’s designated representative copies of all cost-benefit analyses performed by or for AEP Texas that support the request to use such arrangements.  This finding does not apply to the collection account or its subaccounts approved in this Financing Order.

Docket No. 49308	Financing Order	Page 33 of 90
40.
AEP Texas’s proposed use of credit enhancements and arrangements to enhance marketability is reasonable and should be approved, provided that AEP Texas certifies that the enhancements or arrangements provide benefits greater than their cost and that such certifications are agreed to by the Commission’s designated representative.

41.
In prior financing orders,[56] the Commission determined that the costs and risks of swap transactions outweighed the expected benefits and prohibited the use of interest rate-swaps.  AEP Texas has not sought authority to use swap transactions in connection with its proposed securitization.

42.
Also in prior financing orders, the Commission determined that the use of floating-rate notes, notes denominated in foreign currencies, interest-rate hedges, and interest-rate swaps would not be expected to result in the lowest system restoration bond charges, and would expose ratepayers to higher risks and greater uncertainty about future costs.  Accordingly, AEP Texas has not asked for permission, and the Commission has determined that AEP Texas should not be permitted to use floating-rate notes, notes denominated in foreign currencies, hedges, or interest-rate swaps in this transaction.

3.  Transition Property

43.
Under PURA § 39.304(a), the rights and interest of an electric utility or successor under a financing order, including the right to impose, collect, and receive transition charges (which term includes the system restoration charges authorized in the financing order), are only contract rights until they are first transferred to an assignee or pledged in connection with the issuance of system restoration bonds, at which time they will become transition property.

56 E.g., Docket No. 32475, Financing Order at 14-15; Application of Entergy Gulf States, Inc. for a Financing Order, Docket No. 33586, Financing Order at 2 (Apr. 2, 2007); Application of CenterPoint Houston Electric, LLC for a Financing Order, Docket No. 34448, Financing Order at 2 (Sept. 18, 2007); Application of CenterPoint for a Financing Order, Docket No. 37200, Financing Order at 2 (Aug. 27, 2009); Application of Entergy Texas, Inc. for a Financing Order, Docket No. 37247, Financing Order at 2 (Sept. 11, 2009); Application of AEP Texas Central Company for a Financing Order, Docket No. 39931, Financing Order at 4 (Jan. 12, 2012).

Docket No. 49308	Financing Order	Page 34 of 90
44.
The rights to impose, collect, and receive the system restoration charges approved in this Financing Order along with the other rights arising under this Financing Order will become transition property upon the transfer of such rights by AEP Texas to BondCo under PURA § 39.304.  If system restoration bonds are issued in more than one series, then the transition property transferred as a result of each issuance must be only those rights associated with that portion of the total amount authorized to be securitized by this Financing Order which is securitized by such issuance.  The rights to impose, collect, and receive system restoration charges along with the other rights arising under this Financing Order as they relate to any portion of the total amount authorized to be securitized that remains unsecuritized must remain with AEP Texas and must not become transition property unless and until transferred to a BondCo in connection with a subsequent issuance of system restoration bonds.

45.
Transition property and all other collateral will be held and administered by the indenture trustee under the indenture, as described in AEP Texas’s application.  This proposal will help ensure the lowest system restoration charges and should be approved.

46.
Under PURA § 39.304(b), transition property constitutes a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of system restoration charges depends on further acts of the utility or others that have not yet occurred.

Docket No. 49308	Financing Order	Page 35 of 90
4.  Servicer and the Servicing Agreement

47.
AEP Texas will execute a servicing agreement with BondCo. The servicing agreement may be amended, renewed or replaced by another servicing agreement.  The entity responsible for carrying out the servicing obligations under any servicing agreement is the servicer.  AEP Texas will be the initial servicer but may be succeeded as servicer by another entity under certain circumstances detailed in the servicing agreement and as authorized by the Commission.  Under the servicing agreement, the servicer is required, among other things, to impose and collect the applicable system restoration charges for the benefit and account of BondCo, to make the periodic true-up adjustments of system restoration charges required or allowed by this Financing Order, and to account for and remit the applicable system restoration charges to or for the account of BondCo in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction or surcharge of any kind (other than the servicing fee specified in the servicing agreement).  Under the terms of the servicing agreement, if any servicer fails to perform its servicing obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the system restoration bonds, or the indenture trustee’s designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of system restoration bonds, must, appoint an alternate party to replace the defaulting servicer, in which case the replacement servicer will perform the obligations of the servicer under the servicing agreement.  The obligations of the servicer under the servicing agreement and the circumstances under which an alternate servicer may be appointed are more fully described in the servicing agreement.  The rights of BondCo under the servicing agreement will be included in the collateral pledged to the indenture trustee under the indenture for the benefit of holders of the system restoration bonds.  AEP Texas currently serves as servicer of the transition charges related to the transition bonds issued by AEP Texas Central Transition Funding II LLC in October of 2006 under the financing order issued in Docket No. 32475, and the transition bonds issued by AEP Texas Central Transition Funding III LLC in March 2012 under the financing order issued in Docket No. 39931.  Consequently, AEP Texas, as initial servicer of system restoration charges associated with system restoration bonds issued under this Financing Order will, and any successor servicer may, simultaneously be serving as servicer of separate transition charges associated with transition bonds for more than one issuer.

48.
The servicing agreement negotiated as part of this securitization must contain a recital clause that the Commission, or its attorney, will enforce the servicing agreement for the benefit of Texas ratepayers to the extent permitted by law.

49.
The servicing agreement negotiated as part of this securitization must include a provision that AEP Texas must indemnify the Commission (for the benefit of ratepayers) in connection with any increase in servicing fees that become payable as a result of a default resulting from AEP Texas’s willful misconduct, bad faith or negligence in performance of its duties or observance of its covenants under the servicing agreement.  The indemnity will be enforced by the Commission but will not be enforceable by any REP or customer.

Docket No. 49308	Financing Order	Page 36 of 90
50.
The obligations to continue to provide service and to collect and account for system restoration charges will be binding upon AEP Texas and any other entity that provides transmission and distribution services or direct wire services to a person that was a retail customer located within AEP Texas’s central division service area as it existed on the date of this Financing Order, or that became a retail customer for electric services within such area after the date of this Financing Order, and is still located within such area, except as provided in finding of fact numbers 73 and 74.  Further, and to the extent REPs are responsible for imposing and billing system restoration charges on behalf of BondCo, billing and credit standards approved in this Financing Order will be binding on all REPs that bill and collect system restoration charges from such retail customers, together with their successors and assigns.  The Commission will enforce the obligations imposed by this Financing Order, its applicable substantive rules, and statutory provisions.

51.
To the extent that any interest in the transition property created by this Financing Order is assigned, sold or transferred to an assignee,[57] AEP Texas will enter into a contract with that assignee that will require AEP Texas to continue to operate its transmission and distribution system to provide electric services to AEP Texas’s customers.  This provision does not prohibit AEP Texas from selling, assigning or otherwise divesting its transmission and distribution system or any part thereof so long as the entity acquiring such facilities agrees to continue operating the facilities to provide electric services to AEP Texas’s customers.

52.
The provisions described in finding of fact numbers 47 through 51 are reasonable, will reduce risk associated with the proposed securitization and will result in lower system restoration bond charges and greater benefits to ratepayers and should be approved.

5.  Retail Electric Providers

53.	The servicer will bill the system restoration charges to each retail customer’s REP and the REP will collect the system restoration charges from its retail customers.

57 The term assignee means any individual, corporation, or other legally recognized entity to which an interest in transition property is transferred, other than as security, including any assignee of that party.  See PURA § 39.302(1).

Docket No. 49308	Financing Order	Page 37 of 90
54.
Schedule SRC sets forth minimum billing and collection standards to apply to REPs that collect system restoration charges approved by this Financing Order from retail customers.  The Commission finds that the REP standards set forth in schedule SRC are appropriate and should be adopted.

55.
The REP standards set forth in schedule SRC relate only to the billing and collection of system restoration charges authorized under this Financing Order, and do not apply to collection of any other nonbypassable charges or other charges.  The standards apply to all REPs other than REPs that have contracted with AEP Texas to have AEP Texas bill and collect system restoration charges from the REP ‘s retail customers.  REPS may contract with parties other than AEP Texas to bill and collect system restoration charges from retail customers, but such parties must remain subject to these standards.  Upon adoption of any amendment to 16 TAC § 25.108, the Commission Staff will open a proceeding to investigate the need to modify the standards in schedule SRC to conform to that rule, provided that such modifications may not be implemented absent prior written confirmation (or deemed inapplicability of such confirmation requirement) from each of the rating agencies that have rated the system restoration bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the system restoration bonds.

The REP standards are as follows:

a.            Rating, Deposit, and Related Requirements.

Each REP must (1) have a long-term, unsecured credit rating of not less than BBB‑and Baa3 (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively, or (2) provide (a) a deposit of two months’ maximum expected system restoration charge collections in the form of cash, (b) an affiliate guarantee, surety bond, or letter of credit providing for payment of such amount of system restoration charge collections in the event that the REP defaults in its payment obligations, or (c) a combination of any of the foregoing.  A REP that does not have or maintain the requisite long-term, unsecured credit rating may select which alternate form of deposit, credit support, or combination thereof it will utilize, in its sole discretion.  The indenture trustee must be a beneficiary of any affiliate guarantee, surety bond or letter of credit.  The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain a long‑term, unsecured credit rating of not less than BBB- and Baa3 (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively.

Docket No. 49308	Financing Order	Page 38 of 90
b.           Loss of Rating.

If the long-term, unsecured credit rating from either Standard & Poor’s or Moody’s Investors Service of a REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below BBB- or Baa3 (or the equivalent), the REP must provide the alternate form of deposit, credit support, or combination thereof, or new forms thereof, in each case from providers with the requisite ratings, within 10 business days following such suspension, withdrawal, or downgrade.  A REP failing to make such provision must comply with the provisions set forth in paragraph (e).

c.            Computation of Deposit.

The computation of the size of a deposit required under paragraph (a) must be agreed upon by the servicer and the REP, and reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months’ maximum expected system restoration charge collections.  Within 10 business days following such review, (1) the REP must remit to the indenture trustee the amount of any shortfall in such required deposit or (2) the servicer must instruct the indenture trustee to remit to the REP any amount in excess of such required deposit.  A REP failing to so remit any such shortfall must comply with the provisions set forth in paragraph (e).  REP cash deposits must be held by the indenture trustee, maintained in a segregated account, and invested in short-term high quality investments, as permitted by the rating agencies rating the system restoration bonds.  Investment earnings on REP cash deposits must be considered part of such cash deposits so long as they remain on deposit with the indenture trustee.  At the instruction of the servicer, cash deposits will be remitted with investment earnings to the REP at the end of the term of the system restoration bonds unless otherwise utilized for the payment of the REP’s obligations for system restoration charges.  Once the deposit is no longer required, the servicer must promptly (but not later than 30 calendar days) instruct the indenture trustee to remit the amounts in the segregated accounts to the REP.

Docket No. 49308	Financing Order	Page 39 of 90
d.           Payment of System Restoration Charges.

Payments of system restoration charges are due 35 calendar days following each billing by the servicer to the REP, without regard to whether or when the REP receives payment from its retail customers.  The servicer must accept payment by electronic funds transfer, wire transfer, check, or any combination thereof.  Payment will be considered received the date the electronic funds transfer or wire transfer is received by the servicer, or the date the check clears.  A 5% penalty is to be charged on amounts received after 35 calendar days; however, a ten calendar-day grace period will be allowed before the REP is considered to be in default.  A REP in default must comply with the provisions set forth in paragraph (e).  The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to the servicer.  The current amount consists of the total unpaid system restoration charges existing on the 36th calendar day after billing by the servicer.  Any and all such penalty payments will be made to the indenture trustee to be applied against system restoration charge obligations.  A REP must not be obligated to pay the overdue system restoration charges of another REP.  If a REP agrees to assume the responsibility for the payment of overdue system restoration charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP must not be assessed the 5% penalty upon such system restoration charges; however, the prior REP must not be relieved of the previously‑assessed penalties.

e.            Remedies Upon Default.

After the ten calendar-day grace period (the 45th calendar day after the billing date) referred to in paragraph (d), the servicer must have the option to seek recourse against any cash deposit, affiliate guarantee, surety bond, letter of credit, or combination thereof provided by the REP, and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid system restoration charges and associated penalties due the servicer after the application of the REP’s deposit or alternate form of credit support.  In addition, a REP that is in default with respect to the requirements set forth in paragraphs (b), (c), or (d) above must, subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy, select and implement one of the following options:

Docket No. 49308	Financing Order	Page 40 of 90
(1)	Allow the provider of last resort (POLR) or a qualified REP of the retail customer’s choosing to immediately assume the responsibility for the billing and collection of system restoration charges.

(2)
Immediately implement other mutually suitable and agreeable arrangements with the servicer.  It is expressly understood that the servicer’s ability to agree to any other arrangements will be limited by the terms of the servicing agreement and requirements of each of the rating agencies that have rated the system restoration bonds necessary to avoid a suspension, withdrawal, or downgrade of the ratings on the system restoration bonds.

(3)
Arrange that all amounts owed by retail customers for services rendered be timely billed and immediately paid directly into a lock-box controlled by the servicer with such amounts to be applied first to pay system restoration charges before the remaining amounts are released to the REP.  All costs associated with this mechanism will be borne solely by the REP.

If a REP that is in default fails to immediately select and implement one of the foregoing options or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then the servicer must immediately implement option (1), subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy.  Upon re-establishment of compliance with the requirements set forth in paragraphs (b), (c) and (d) above and the payment of all past-due amounts and associated penalties, the REP will no longer be required to comply with this paragraph.

f.            Interest of REPs (including the POLR) in Funds Held by Servicer.

Any interest that a REP (including the POLR) may have in any funds in the hands of the servicer must be junior and subordinate to any and all rights of the indenture trustee or BondCo to such funds.

Docket No. 49308	Financing Order	Page 41 of 90
g.           Billing by Providers of Last Resort.

The POLR appointed by the Commission must meet the minimum credit rating or the deposit or credit support requirements described in paragraph (a) in addition to any other standards that may be adopted by the Commission.  If the POLR defaults or is not eligible to provide such services, responsibility for billing and collection of system restoration charges will immediately be transferred to and assumed by the servicer until a new POLR can be named by the Commission or the customer requests the services of a certified REP.  Retail customers may never be re-billed by the successor REP, the POLR, or the servicer for any amount of system restoration charges they have paid their REP (although future system restoration charges must reflect REP and other system-wide charge-offs).  Additionally, if the amount of the penalty detailed in paragraph (d) is the sole remaining past-due amount after the 45th calendar day, the REP must not be required to comply with clauses (1), (2), or (3) of paragraph (e) above, unless the penalty is not paid within an additional 30 calendar days.

h.           Disputes.

In the event that a REP disputes any amount of billed system restoration charges, the REP must pay the disputed amount under protest according to the timelines detailed in paragraph (d).  The REP and servicer must first attempt to informally resolve the dispute, but if they fail to do so within 30 calendar days, either party may file a complaint with the Commission.  If the REP is successful in the dispute process (informal or formal), the REP must be entitled to interest on the disputed amount paid to the servicer at the Commission‑approved interest rate.  Disputes about the date of receipt of system restoration charge payments (and penalties arising thereof) or the size of a required REP deposit will be handled in a like manner.  It is expressly intended that any interest paid by the servicer on disputed amounts must not be recovered through system restoration charges if it is determined that the servicer’s claim to the funds is clearly unfounded.  No interest must be paid by the servicer if it is determined that the servicer has received inaccurate metering data from another entity providing competitive metering services under PURA § 39.107.

Docket No. 49308	Financing Order	Page 42 of 90
i.            Metering Data.

If the servicer is providing the metering, metering data will be provided to the REP at the same time as the billing.  If the servicer is not providing the metering, the entity providing the metering services will be responsible for complying with Commission rules and ensuring that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and this Financing Order with respect to billing and true-ups.

j.            Charge-Off Allowance.

The REP will be allowed to hold back an allowance for charge-offs in its payments to the servicer.  Such charge-off rate will be recalculated each year in connection with the annual true-up procedure.  In the initial year, REPs will be allowed to remit payments based on the same charge-off percentage then being used by the REP to remit payments to the servicer in connection with transition charges related to transition bonds issued by AEP Texas Central Transition Funding III, LLC in March 2012 under the financing order in Docket No. 39931.  On an annual basis in connection with the true-up process, the REP and the servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and the servicer, provided that:

(1)
The REP’s right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing system restoration charges) have been written off.

(2)
The REP’s recourse will be limited to a credit against future system restoration charge payments unless the REP and the servicer agree to alternative arrangements, but in no event will the REP have recourse to the indenture trustee, BondCo, or BondCo’s funds for such payments.

(3)
The REP must provide information on a timely basis to the servicer so that the servicer can include the REP’s default experience and any subsequent credits into its calculation of the adjusted system restoration charge rates for the next system restoration-charge billing period and the REP’s rights to credits will not take effect until after such adjusted system restoration-charge rates have been implemented.

Docket No. 49308	Financing Order	Page 43 of 90
k.           Service Termination.

In the event that the servicer is billing retail customers for system restoration charges, the servicer must have the right to terminate transmission and distribution service to the end-use customer for non-payment by the end-use customer under applicable Commission rules.  In the event that a REP or the POLR is billing retail customers for system restoration charges, the REP or POLR must have the right to transfer the customer to the POLR (or to another certified REP) or to direct the servicer to terminate transmission and distribution service to the end-use customer for non-payment in accordance with the applicable Commission rules.

56.
The proposed billing and collection standards for REPs are the same as those adopted in Docket Nos. 32475 and 39931 and currently applied by AEP Texas in its capacity as servicer under the transition bonds issued in accordance with the financing orders in those dockets.

57.
The proposed billing and collection standards for REPs and the applicability of those standards are appropriate for the collection of system restoration charges resulting from this Financing Order, are reasonable, will lower risks associated with the collection of system restoration charges, and will result in lower system restoration bond charges and greater benefits to ratepayers.  In addition, adoption of these standards will provide uniformity of standards for the billing and collection of system restoration charges for which AEP Texas acts as servicer.  Therefore, the proposed billing and collection standards for REPs and the applicability of those standards described in finding of fact numbers 54 and 55 should be approved.

Docket No. 49308	Financing Order	Page 44 of 90
6.  System Restoration Bonds

58.
BondCo will issue and sell system restoration bonds in one series consisting of one or more tranches.  The legal final maturity date of any series of system restoration bonds will not exceed 15 years from the date of issuance of such series.  The legal final maturity date of each series and tranche within a series and amounts in each series will be finally determined by AEP Texas and the Commission’s designated representative, consistent with market conditions and indications of the rating agencies, at the time the system restoration bonds are priced, but subject to ultimate Commission review through the issuance advice letter process.  AEP Texas will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights concerning transition property arising under this Financing Order, or to cause the issuance of any system restoration bonds authorized in this Financing Order, subject to the right of the Commission to find that the proposed issuance does not comply with the requirements of PURA and this Financing Order.  BondCo will issue the system restoration bonds on or after the fifth business day after pricing of the system restoration bonds unless, before noon on the fourth business day following pricing of the bonds, the Commission issues an order finding that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

59.
The Commission finds that the proposed structure—providing for substantially levelized annual revenue requirements over the expected life of the system restoration bonds—is in the public interest and should be used.  This structure offers the benefit of not relying upon customer growth and will allow the resulting system restoration charges to remain level or decline over time, if billing determinants remain level or grow.  The approved structure is reasonable and should be approved, provided that the issuance advice letter demonstrates that all of the statutory financial requirements are met.  This restriction is necessary to ensure that the stated economic benefits to ratepayers materialize.

Docket No. 49308	Financing Order	Page 45 of 90
7.  Security for System Restoration Bonds

60.
The payment of the system restoration bonds and related charges authorized by this Financing Order is to be secured by the transition property created by this Financing Order and by certain other collateral as described in the application.  Each series of the system restoration bonds will be issued under an indenture administered by the indenture trustee.  The indenture will include provisions for a collection account for the series and subaccounts for the collection and administration of the system restoration charges and payment or funding of the principal and interest on the system restoration bonds and other costs, including fees and expenses, in connection with the system restoration bonds, as described in AEP Texas’s application.  In accordance with the indenture, BondCo will establish a collection account as a trust account to be held by the indenture trustee as collateral to ensure the payment of the principal, interest, and other costs approved in this Financing Order related to the system restoration bonds in full and on a timely basis.  The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts.

a.           The General Subaccount

61.
The indenture trustee will deposit the system restoration charge remittances that the servicer remits to the indenture trustee for the account of BondCo into one or more segregated trust accounts and allocate the amount of those remittances to the general subaccount.  The indenture trustee will on a periodic basis apply moneys in this subaccount to pay expenses of BondCo, to pay principal and interest on the system restoration bonds, and to meet the funding requirements of the other subaccounts.  The funds in the general subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal and interest on the system restoration bonds and all other components of the periodic payment requirement (as defined in finding of fact number 76), and otherwise in accordance with the terms of the indenture.

Docket No. 49308	Financing Order	Page 46 of 90
b.           The Capital Subaccount

62.
When a series of system restoration bonds is issued, AEP Texas will make a capital contribution to BondCo for that series, which BondCo will deposit into the capital subaccount.  The amount of the capital contribution is expected to be not less than 0.5% of the original principal amount of each series of system restoration bonds, although the actual amount will depend on tax and rating agency requirements.  The capital subaccount will serve as collateral to ensure timely payment of principal and interest on the system restoration bonds and all other components of the periodic payment requirement.  Any funds drawn from the capital account to pay these amounts due to a shortfall in the system restoration charge remittances will be replenished through future system restoration charge remittances.  The funds in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such funds (including investment earnings) will be used by the indenture trustee to pay principal and interest on the system restoration bonds and all other components of the periodic payment requirement.  If AEP Texas is required to make a capital contribution in excess of 0.5% of the original principal amount of any series of bonds, AEP Texas will be authorized to receive an aggregate amount equal to the sum of the (i) actual amounts earned by the trustee from investment of the capital contribution (up to 0.5% of the original principal amount of such series) and (ii) an annual return at the authorized pre-tax return on equity established in AEP Texas’s most recent base-rate case on the remainder of the capital contribution for such series.  The required revenue, if any, to provide the annual return at the pre-tax equity return established in AEP Texas’s most recent base-rate case is an ongoing qualified cost.  Upon payment of the principal amount of all system restoration bonds and the discharge of all obligations that may be paid by use of system restoration charges, all amounts in the capital subaccount, including any investment earnings, will be released to BondCo for payment to AEP Texas.  Investment earnings in this subaccount may be released earlier in accordance with the indenture.

63.
The capital contribution to BondCo will be funded by AEP Texas.  To ensure that ratepayers receive the appropriate benefit from the securitization approved in this Financing Order, the proceeds from the sale of the system restoration bonds will not be applied towards this capital contribution.  Because AEP Texas funds the capital subaccount, AEP Texas will receive the investment earnings that are earned through the indenture trustee’s investment of that capital from time to time, and if AEP Texas is required to make a capital contribution in excess of 0.5% of the original principal amount of any series of system restoration bonds, AEP Texas is authorized to receive an aggregate amount equal to the sum of (i) the actual amounts earned by the trustee from investment of the capital contribution (up to 0.5% of the original principal amount of such series) and (ii) an annual return on the remainder of the capital contribution for such series at AEP Texas’s then-authorized rate of return on equity.  The required revenue, if any, to provide an annual return on any such additional capital at AEP Texas’s then-authorized rate of return on equity is an ongoing qualified cost.  Upon payment of the principal amount of all system restoration bonds and the discharge of all obligations that may be paid by use of system restoration charges, all amounts in the capital subaccount, including any investment earnings, will be released to BondCo for payment to AEP Texas.  Investment earnings in this subaccount may be released earlier in accordance with the indenture.

Docket No. 49308	Financing Order	Page 47 of 90
c.            The Excess Funds Subaccount

64.
The excess funds subaccount will hold any system restoration charge remittances and investment earnings on the collection account (other than earnings attributable to the capital subaccount and released under the terms of the indenture) in excess of the amounts needed to pay current principal and interest on the system restoration bonds and to pay other periodic payment requirements (including, but not limited to, replenishing the capital subaccount).  Any balance in or allocated to the excess funds subaccount on a true-up adjustment date will be subtracted from the periodic billing requirement (as defined in finding of fact number 77) for purposes of the true-up adjustment.  The money in this subaccount will be invested by the indenture trustee in short-term high-quality investments, and such money (including investment earnings thereon) will be used by the indenture trustee to pay principal and interest on the system restoration bonds and other periodic payment requirements.

d.           Other Subaccounts

65.
Other credit enhancements in the form of subaccounts may be utilized for the transaction provided that the Commission’s designated representative and AEP Texas agree in advance that such enhancements provide benefits greater than their tangible and intangible costs.  For example, AEP Texas does not propose use of an overcollateralization subaccount as was approved in Docket No. 21528 in connection with its first securitization of regulatory assets.  Under Rev. Proc. 2002-49, as modified, amplified and superseded by Rev. Proc. 2005-62 issued by the Internal Revenue Service (IRS), the use of an overcollateralization subaccount is not necessary for favorable tax treatment nor does it appear to be necessary to obtain AAA ratings for the proposed system restoration bonds.  If the Commission’s designated representative and AEP Texas subsequently agree, however, that use of an overcollateralization subaccount or other subaccount are necessary to obtain AAA ratings or will otherwise increase the tangible and quantifiable benefits of the securitization, AEP Texas may implement such subaccounts to reduce system restoration bond charges.

Docket No. 49308	Financing Order	Page 48 of 90
8.  General Provisions

66.
The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the system restoration bonds and all other components of the periodic payment requirement.  If the amount of system restoration charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the system restoration bonds and to make payment on all of the other components of the periodic payment requirement, the excess funds subaccount and the capital subaccount will be drawn down, in that order, to make those payments.  Any deficiency in the capital subaccount due to such withdrawals must be replenished to the capital subaccount on a periodic basis through the true-up process.  In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources (i.e., amounts received from REPs), or to be used for specified purposes.  Such accounts will be administered and utilized as set forth in the servicing agreement and the indenture.  Upon the maturity of the system restoration bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account, other than amounts that were in the capital subaccount, will be released to BondCo and equivalent amounts will be credited by AEP Texas to customers in accordance with PURA § 39.262(g).

67.
The use of a collection account and its subaccounts in the manner proposed by AEP Texas is reasonable, will lower risks associated with the securitization and thus lower the costs to ratepayers, and should, therefore, be approved.

9.  System Restoration Charges—Imposition and Collection, Nonbypassability, and Self‑Generation

68.
AEP Texas seeks authorization to impose on and collect from REPs and from other entities that are required to bill, pay, or collect system restoration charges under this Financing Order or the tariffs approved in this Financing Order, system restoration charges in an amount sufficient to provide for the timely recovery of its qualified costs approved in this Financing Order (including payment of principal and interest on the system restoration bonds and ongoing costs related to the system restoration bonds).

Docket No. 49308	Financing Order	Page 49 of 90
69.	System restoration charges will be separately identified on bills presented to REPs and other entities obligated to pay or collect system restoration charges.

70.
If a REP or other entity does not pay the full amount it has been billed, the amount paid by the REP or such other entity will first be apportioned between the system restoration charges and other fees and charges (including amounts billed and due in respect of transition charges or system restoration charges associated with transition bonds or system restoration bonds issued under other past or future financing orders), other than late fees, and second, any remaining portion of the payment will be allocated to late fees.  This allocation will facilitate a proper balance between the competing claims to this source of revenue in an equitable manner.

71.
The system restoration bonds may have a scheduled final payment not to exceed 14 years.  However, amounts may still need to be recovered after the expiration of the scheduled final payment date.  AEP Texas proposed that the system restoration charges related to a series of system restoration bonds will be recovered over a period of not more than 15 years from the date of issuance of that series of the system restoration bonds but that amounts due at or before the end of that period for system restoration charges allocable to the 15-year period may be collected after the conclusion of the 15-year period.

72.
PURA § 39.303(b) prohibits the recovery of system restoration charges for a period of time that exceeds 15 years.  System restoration charges related to a series of system restoration bonds may not be collected for periods after 15 years from the date of issuance of that series of bonds.  This restriction does not, however, prevent the collection of amounts due at the end of such 15-year period for system restoration charges allocable to such 15-year period.

Docket No. 49308	Financing Order	Page 50 of 90
73.
AEP Texas will collect system restoration charges (i) from all REPs serving existing and future retail customers located within AEP Texas’s central division’s certificated service area as it existed on the date of this Financing Order and (ii) from other entities (serving such existing and future retail customers) which are required to bill, pay, or collect system restoration charges under this Financing Order or the tariffs approved hereby.  Any such existing or future retail customer within such area may not avoid system restoration charges by switching to another electric utility, electric cooperative, or municipally owned utility on or after the date this Financing Order is issued.[58]

74.
A retail customer may not avoid the payment of system restoration charges by switching to new on-site generation.  New on-site generation means electric generation capacity greater than 10 megawatts capable of being lawfully delivered to a site without use of utility distribution or transmission facilities and which was not, on or before the date this Financing Order is issued, either (A) a fully operational facility, or (B) a project supported by substantially complete filings for all necessary site-specific environmental permits under the rules of the Texas Commission on Environmental Quality.[59] If a customer commences taking energy from new on-site generation that materially reduces the customer’s use of energy delivered through AEP Texas’s facilities, the customer will pay an amount each month computed by multiplying the output of the on-site generation utilized to meet the internal electrical requirements of the customer by the applicable system restoration charges in effect for that month.[60] Any reduction equivalent to more than 12.5% of the customer’s annual average use of energy delivered through AEP Texas’s facilities will be considered material for this purpose.  Payments of the system restoration charges owed by such ratepayers will be made to the servicer and will be collected in addition to any other charges applicable to services provided to the customer through AEP Texas’s facilities and any other charges applicable to self-generation.[61]

75.
AEP Texas’s proposal related to imposition and collection of system restoration charges is reasonable and is necessary to ensure collection of system restoration charges sufficient to support recovery of the qualified costs approved in this Financing Order and should be approved.  It is reasonable to approve the form of AEP Texas’s schedule SRC and rider SRC in this Financing Order and require that these tariff provisions be filed before any system restoration bonds are issued under this Financing Order.

58 See PURA §§ 36.404; 39.252(c).

59 See PURA §§ 36.404; 39.252(b)(1); 262(k).

60 See PURA §§ 36.404; 39.252(b)(2).

61 Id.

Docket No. 49308	Financing Order	Page 51 of 90
10.  Allocation of Qualified Costs Among Texas Retail Customers

76.
The periodic payment requirement is the required periodic payment for a given period (e.g., annually, semiannually, or quarterly) due under the system restoration bonds.  Each periodic payment requirement includes:  (a) the principal amortization of the system restoration bonds in accordance with the expected amortization schedule (including deficiencies of previously scheduled principal for any reason); (b) periodic interest on the system restoration bonds (including any accrued and unpaid interest); and (c) ongoing qualified costs consisting of the servicing fee, rating agencies’ fees, trustee fees, legal and accounting fees, other ongoing fees and expenses, and the costs, if any, of maintaining any credit enhancement.  The initial periodic payment requirement for the system restoration bonds issued under this Financing Order should be updated in the issuance advice letter.

77.
The periodic billing requirement represents the aggregate dollar amount of system restoration charges that must be billed during a given period (e.g., annually, semiannually, or quarterly) so that the system restoration charge collections will be sufficient to meet the sum of all periodic payment requirement for that period, given:  (i) forecast usage data for the period; (ii) forecast uncollectibles for the period; and (iii) forecast lags in collection of billed system restoration charges for the period.

78.
The system restoration costs that will be recovered through the SRC system restoration charges authorized by this Financing Order are allocated among the customer classes using an approach based on a set of periodic billing requirement allocation factors (PBRAFs) approved in Docket No. 48577.  This approach is reasonable and the PBRAFs calculated in accordance with it should be adopted.

Docket No. 49308	Financing Order	Page 52 of 90
79.	Under the approach described in finding of fact number 78, the Commission adopts the following PBRAFs:

SRC Rate Class	PBRAF

Residential	52.5194%
Secondary Service Less Than or Equal to 10 kW	2.9287%
Secondary Service Greater Than 10 kW	31.8567%
Primary Service	6.0053%
Lighting Service	6.6899%

11.  True-Up of System Restoration Charges

80.	Under PURA § 39.307, the servicer of the system restoration bonds will make annual adjustments to the system restoration charges to:

(a)	correct any undercollections or overcollections, including without limitation any caused by REP defaults, during the preceding 12 months; and

(b)
ensure the billing of system restoration charges necessary to generate the collection of amounts sufficient to timely provide all scheduled payments of principal and interest (or deposits to sinking funds in respect of principal and interest) and any other amounts due in connection with the system restoration bonds (including ongoing fees and expenses and amounts required to be deposited in or allocated to any collection account or subaccount, trustee indemnities, payments due in connection with any expenses incurred by the indenture trustee or the servicer to enforce bondholder rights and all other payments that may be required under the waterfall of payments set forth in the indenture) during the period for which such adjusted system restoration charges are to be in effect. With respect to any series of system restoration bonds, the servicer will make true-up adjustment filings with the Commission at least annually, within 45 days of the anniversary of the date of the original issuance of the system restoration bonds of that series.

Docket No. 49308	Financing Order	Page 53 of 90
81.
True-up filings will be based upon the cumulative differences, regardless of the reason, between the periodic payment requirement (including scheduled principal and interest payments on the system restoration bonds) and the amount of system restoration charge remittances to the indenture trustee.  True-up procedures are necessary to ensure full recovery of amounts sufficient to meet the periodic payment requirement over the expected life of the system restoration bonds.  To assure adequate system restoration charge revenues to fund the periodic payment requirement and to avoid large overcollections and undercollections over time, the servicer will reconcile the system restoration charges using AEP Texas’s most recent forecast of electricity deliveries (i.e., forecasted billing units) and estimates of transaction-related expenses.  The calculation of the system restoration charges will also reflect both a projection of uncollectible system restoration charges and a projection of payment lags between the billing and collection of system restoration charges based upon AEP Texas’s and the REPs’ most recent experience regarding collection of system restoration charges.

82.	The servicer will make true-up adjustments in the following manner, known as the standard true-up procedure:

(a)	allocate the upcoming period’s periodic billing requirement based on the PBRAFs approved in this Financing Order;

(b)
calculate undercollections or overcollections, including without limitation any caused by REP defaults, from the preceding period in each class by subtracting the previous period’s system restoration charge revenues collected from each class from the periodic billing requirement determined for that class for the same period;

(c)	sum the amounts allocated to each customer class in steps (a) and (b) to determine an adjusted periodic billing requirement for each system restoration charge customer class; and

(d)	divide the amount assigned to each customer class in step (c) above by the appropriate forecasted billing units to determine the system restoration charge rate by class for the upcoming period.

12.  Interim True-Up

83.
In addition to these annual true-up adjustments, true-up adjustments may be made by the servicer more frequently at any time during the term of the system restoration bonds to correct any undercollection or overcollection, as provided for in this Financing Order, in order to assure timely payment of system restoration bonds based on rating agency and bondholder considerations.  Further, the servicer must make a mandatory interim true-up adjustment semi-annually (or quarterly after the final scheduled payment date of the last tranche of the system restoration bonds):

Docket No. 49308	Financing Order	Page 54 of 90
(a)
if the servicer forecasts that system restoration charge collections will be insufficient to make all scheduled payments of principal, interest, and other amounts in respect of the system restoration bonds on a timely basis during the current or next succeeding payment period; or

(b)	to replenish any draws upon the capital subaccount.

84.
In the event an interim true-up (whether mandatory or optional) is necessary, the interim true-up adjustment must use the methodology utilized in the most recent annual true-up and be filed not less than 15 days before the first billing cycle of the month in which the revised system restoration charges will be in effect.  In no event will mandatory interim true-up adjustments occur more frequently than every six months if semi-annual system restoration bond payments are required, or every three months if quarterly system restoration bond payments are required; provided, however, that mandatory interim true-up adjustments after the final scheduled payment date of the last tranche of the system restoration bonds must occur quarterly.

13.  Non-Standard True-Up

85.
In accordance with the procedure set forth in finding of fact number 87, a non-standard true-up procedure will be implemented as the annual true-up adjustment if the forecasted billing units for one or more of the system restoration charge customer classes for an upcoming period decreases by more than 10% compared to the billing units approved in this Financing Order (known as the threshold billing units), shown in appendix E to this Financing Order.

86.	In conducting the non-standard true-up, the servicer will:

(a)	allocate the upcoming period’s periodic billing requirement based on the PBRAFs approved in this Financing Order;

Docket No. 49308	Financing Order	Page 55 of 90
(b)
calculate undercollections or overcollections, including without limitation any caused by REP defaults, from the preceding period in each class by subtracting the previous period’s system restoration charge revenues collected from each class from the periodic billing requirement determined for that class for the same period;

(c)	sum the amounts allocated to each customer class in steps (a) and (b) to determine an adjusted periodic billing requirement for each system restoration charge customer class;

(d)	divide the periodic billing requirement for each customer class by the greater of the forecasted billing units or the threshold billing units for that class, to determine the threshold rate;

(e)	multiply the threshold rate by the forecasted billing units for each class to determine the expected collections under the threshold rate;

(f)
allocate the difference in the adjusted periodic billing requirement and the expected collections calculated in step (e) among the system restoration charge customer classes using the PBRAFs approved in this Financing Order;

(g)	add the amount allocated to each class in step (f) above to the expected collection amount by class calculated in step (e) above to determine the final periodic billing requirement for each class; and

(h)	divide the final periodic billing requirement for each class by the forecasted billing units to determine the system restoration charge rate by class for the upcoming period.

87.	A proceeding for the purpose of approving a non-standard true-up should be conducted in the following manner:

(a)
The servicer will make a non-standard true-up filing with the Commission at least 90 days before the date of the proposed true-up adjustment.  The filing will contain the proposed changes to the system restoration charge rates, justification for such changes as necessary to specifically address the cause or causes of the proposed non-standard true-up, and a statement of the proposed effective date.

Docket No. 49308	Financing Order	Page 56 of 90
(b)	Concurrently with the filing of the non-standard true-up with the Commission, the servicer will notify all parties in this docket of the filing of the proposal for a non-standard true-up.

(c)	The servicer will issue appropriate notice and the Commission will conduct a contested case proceeding on the non-standard true-up proposal under PURA § 39.003.

The scope of the proceeding will be limited to determining whether the proposed adjustment complies with this Financing Order.  The Commission will issue a final order by the proposed true-up adjustment date stated in the non-standard true-up filing.  In the event that the Commission cannot issue an order by that date, the servicer will be permitted to implement its proposed changes.  Any modifications subsequently ordered by the Commission will be made by the servicer in the next true-up filing.

14.  Additional True-Up Provisions

88.
The true-up adjustment filing will set forth the servicer’s calculation of the true-up adjustment to the system restoration charges.  As provided in schedule SRC, except for the non-standard true-up in finding of fact numbers 85 through 87, the Commission will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment.  As provided in schedule SRC, except for the non-standard true-up adjustment described above, any true-up adjustment filed with the Commission should be effective on its proposed effective date, which must be not less than 15 days after filing.  Any necessary corrections to the true-up adjustment, due to mathematical errors in the calculation of such adjustment or otherwise, will be made in future true-up adjustment filings.

89.
The true-up procedures contained in schedule SRC are reasonable and will reduce risks related to the system restoration bonds, resulting in lower system restoration bond charges and greater benefits to ratepayers and should be approved.

Docket No. 49308	Financing Order	Page 57 of 90
90.
The broad-based nature of the true-up mechanism and the pledge of the State of Texas embodied in PURA § 39.310, along with the bankruptcy remoteness of the special purpose entity and the collection account, will serve to minimize credit risk associated with the system restoration bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest obligations when due).

15.  Designated Representative

91.
To ensure, as required by PURA § 39.301, that the structuring and pricing of the system restoration bonds result in the lowest system restoration bond charges consistent with market conditions and the terms of this Financing Order, the Commission finds that it is necessary for the Commission or its designated representative to have a decision-making role co-equal with AEP Texas with respect to the structuring and pricing of the system restoration bonds and that all matters related to the structuring and pricing of the system restoration bonds must be determined through a joint decision of AEP Texas and the Commission or its designated representative.  The Commission’s primary goal is to ensure that the structuring and pricing of the system restoration bonds result in the lowest system restoration bond charges consistent with market conditions and the terms of this Financing Order.

92.
The Commission or its designated representative must have an opportunity to participate fully and in advance in all plans and decisions relating to the structuring, marketing, and pricing of the system restoration bonds and must be provided timely information as necessary to allow it to participate in a timely manner (including, but not limited to, information prepared for the benefit of rating agencies and information prepared for use in marketing the system restoration bonds to investors).

93.
The Commission or its designated representative may require a certificate from each bookrunning underwriter confirming that the structuring, marketing, and pricing of the system restoration resulted in the lowest system restoration bond charges consistent with market conditions, the marketing plan, and the terms of this Financing Order.

Docket No. 49308	Financing Order	Page 58 of 90
94.
AEP Texas stated that it expected the following transaction documents to be executed in connection with each series of system restoration bonds issued under this Financing Order and that it expected the form of each document to be consistent in all material respects with those used in its last securitization:  administration agreement, indenture, limited liability company agreement, transition property servicing agreement, and transition property purchase and sale agreement.  The Commission’s designated representative must be afforded an opportunity to review and comment on these documents before they are finalized, and the final versions must be consistent with this Financing Order.

16.  Lowest System Restoration Bond Charges

95.	AEP Texas has proposed a transaction structure that is expected to include (but is not limited to):

(a)
the use of BondCo as issuer of the system restoration bonds, limiting the risks to system restoration bond holders of any adverse impact resulting from a bankruptcy proceeding of its parent or any affiliate;

(b)
the right to impose and collect system restoration charges that are nonbypassable and which must be trued-up at least annually, but may be trued-up more frequently under certain circumstances, to assure the timely payment of the debt service and other ongoing qualified costs;

(c)
additional collateral in the form of a collection account that includes a capital subaccount funded in cash in an amount equal to not less than 0.5% of the original principal amount of the system restoration bonds and other subaccounts resulting in greater certainty of payment of interest and principal to investors and that are consistent with the IRS requirements that must be met to receive the desired federal income tax treatment for the system restoration bond transaction;

(d)
protection of system restoration bondholders against potential defaults by a servicer or REPs that are responsible for billing and collecting the system restoration charges from existing or future retail customers;

Docket No. 49308	Financing Order	Page 59 of 90
(e)
benefits for federal income tax purposes including (i) the transfer of the rights under this Financing Order to BondCo not resulting in gross income to AEP Texas and the future revenues under the system restoration charges being included in AEP Texas’s gross income under its usual method of accounting, (ii) the issuance of the system restoration bonds and the transfer of the proceeds of the system restoration bonds to AEP Texas not resulting in gross income to AEP Texas, and (iii) the system restoration bonds constituting obligations of AEP Texas;

(f)
the system restoration bonds will be marketed using proven underwriting and marketing processes, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, and other aspects of the structuring and pricing, will be determined, evaluated and factored into the structuring and pricing of the system restoration bonds; and

(g)
furnishing timely information to the Commission’s designated representative to allow the Commission through the issuance advice letter process to ensure that the structuring and pricing of the system restoration bonds result in the lowest system restoration bond charges consistent with market conditions and the terms of this Financing Order.

96.
AEP Texas’s proposed transaction structure is necessary to enable the system restoration bonds to obtain the highest possible bond credit rating, ensures that the structuring and pricing of the system restoration bonds will result in the lowest system restoration bond charges consistent with market conditions and the terms of this Financing Order, ensures the greatest benefit to ratepayers consistent with market conditions and the terms of this Financing Order, and protects the competitiveness of the retail electric market.

97.
To ensure that ratepayers receive the tangible and quantifiable economic benefits due from the proposed securitization and so that the proposed system restoration bond transaction will be in accordance with the standards set forth in PURA §§ 36.401, 36.403, 39.301 and 39.303, it is necessary that (i) the issuance advice letter demonstrates that the transaction is expected to provide benefits to customers on both the total revenue (i.e., nominal) and present value bases compared to collection of the securitized balance through conventional financing, (ii) the scheduled final payment of the last tranche of system restoration bonds will not exceed 14 years (although the legal final maturity of the system restoration bonds may extend to 15 years), (iii) the amortization of the system restoration bonds is structured to be in accordance with finding of fact numbers 58 and 59, and (iv) AEP Texas otherwise satisfies the requirements of this Financing Order.

Docket No. 49308	Financing Order	Page 60 of 90
98.
To allow the Commission to fulfill its obligations under PURA related to the securitization approved in this Financing Order, it is necessary for AEP Texas, for each series of system restoration bonds issued, to certify to the Commission that the structure and pricing of that series results in the lowest system restoration bond charges consistent with (1) market conditions at the time that the system restoration bonds are priced and (2) the terms (including the specified amortization pattern) of this Financing Order and, if additional credit enhancements or arrangements to enhance marketability or reduce interest rate risks were used, to certify that they are expected to provide benefits in excess of their cost as required by finding of fact numbers 30 through 33 of this Financing Order.

D.          Use of Proceeds

99.
Upon the issuance of system restoration bonds, BondCo will use the net proceeds from the sale of the system restoration bonds (after payment of up-front qualified costs) to pay to AEP Texas the purchase price of the transition property.  The proceeds from the sale of the transition property will be applied by AEP Texas to reduce its recoverable system restoration costs.  The proposed accounting entries will result in removal of the regulatory asset representing the distribution portion of recoverable system restoration costs from AEP Texas’s books.  Thereafter, bond proceeds will be used to repay any outstanding short-term debt at AEP Texas and to fund capital expenditures to support utility operations and services.  The specific application of the proceeds will be determined by market conditions and AEP Texas’s expected future expenditures at the time the proceeds are received.

E.          Informal Disposition

100.	More than 15 days have passed since the completion of notice provided in this docket.

101.	AEP Texas, ARM, and Commission Staff are the only parties to this proceeding.

Docket No. 49308	Financing Order	Page 61 of 90
102.	No party requested a hearing and no hearing is needed.

103.	Commission Staff recommended approval of the application.

104.	This decision is not adverse to any party.

IV.          Conclusions of Law

The Commission makes the following conclusions of law.

1.	AEP Texas is a public utility, as defined in PURA § 11.004, an electric utility, as defined in PURA § 31.002(6), and a transmission and distribution utility as defined in PURA § 31.002(19).

2.	AEP Texas is entitled to file an application for a financing order under PURA § 36.401.

3.	The Commission has jurisdiction and authority over AEP Texas’s application under PURA §§ 14.001, 32.001, 36.401 through 36.406, and 39.301 through 39.313.

4.	The Commission has authority to approve this Financing Order under PURA chapter 36, subchapter I and chapter 39, subchapter G.

5.	Notice of AEP Texas’s application was provided in compliance with the Administrative Procedure Act[62] and 16 Texas Administrative Code (TAC) §§ 22.54 and 22.55.

6.	This application does not constitute a major rate proceeding as defined by 16 TAC § 22.2.

7.	PURA chapter 36, subchapter I allows an electric utility to securitize its system restoration costs as determined in separate proceedings under that subchapter.

8.	BondCo will be an assignee as defined in PURA § 39.302(1) when an interest in the transition property created under this Financing Order is transferred, other than as security, to BondCo.

62 Administrative Procedure Act, Tex. Gov’t Code §§ 2001.001—.902.

Docket No. 49308	Financing Order	Page 62 of 90
9.	The holders of the system restoration bonds and the indenture trustee will each be a financing party as defined in PURA § 39.302(3).

10.	BondCo may issue system restoration bonds in accordance with this Financing Order.

11.
The securitization approved in this Financing Order results in the removal of the regulatory asset representing the distribution-related portion of system restoration costs from AEP Texas’s books and satisfies the requirement of PURA § 36.401(a) dictating that the proceeds of the system restoration bonds must be used solely for the purposes of reducing the amount of recoverable system restoration costs, including the refinancing or retirement of utility debt or equity.

12.
The securitization approved in this Financing Order satisfies the requirement of PURA § 36.401(b)(2) mandating that the securitization provides tangible and quantifiable benefits to ratepayers greater than would have been achieved absent the issuance of system restoration bonds.  Consistent with fundamental financial principles, this requirement in PURA § 36.401 can only be determined using an economic analysis to account for the time value of money.  An analysis that compares in the aggregate over the expected life of the system restoration bonds, the present value of the revenue requirement associated with use of conventional financing to the present value of the revenue required under securitization is an appropriate economic analysis to demonstrate whether securitization provides economic benefits to ratepayers.

13.
PURA § 36.402(b) specifies that system restoration costs include carrying costs at the utility’s weighted average cost of capital as last approved by the Commission in a general rate proceeding from the date the system restoration costs were incurred until they are recovered.  As a result, for purposes of the present value, nominal revenue, and other financial tests, it is necessary to compute the revenue requirements associated with non-securitized rates reflecting conventional utility financing using a weighted average cost of capital of 7.4992%, which is the weighted average cost of capital last approved in an AEP Texas general rate proceeding.

Docket No. 49308	Financing Order	Page 63 of 90
14.
BondCo’s issuance of the system restoration bonds approved in this Financing Order in compliance with the criteria established by this Financing Order satisfies the requirement of PURA § 39.301 prescribing that the structuring and pricing of the system restoration bonds will result in the lowest system restoration charges consistent with market conditions and the terms of this Financing Order.

15.
The amount approved in this Financing Order for securitization does not exceed the present value of the revenue requirement over the life of the system restoration bonds approved in this Financing Order that are associated with the costs sought to be securitized, as required by PURA § 39.301.

16.
The securitization approved in this Financing Order satisfies the requirements of PURA § 39.303(a) directing that the total amount of revenues to be collected under this Financing Order be less than the revenue requirement that would be recovered using conventional financing methods and that this Financing Order be in accordance with the standards of PURA § 39.301.

17.
Under PURA §§ 36.401, 36.403, 39.301 and 39.303, the Commission has the ability to prohibit different financial options relating to the system restoration bonds if the evidence supports the finding that the financial option will not or is unlikely to result in the lowest system restoration charges consistent with market conditions.

18.
This Financing Order adequately details the amount to be recovered and the period over which AEP Texas will be permitted to recover nonbypassable system restoration charges in accordance with the requirements of PURA §§ 36.403 and 36.404.  System restoration charges related to a series of system restoration bonds may not be collected after 15 years from the date of issuance of that series of bonds.  This provision does not preclude the servicer from recovering system restoration charges attributable to service rendered during the 15-year period but remaining unpaid at the end of the 15-year period.

19.	The method approved in this Financing Order for collecting and allocating the system restoration charges satisfies the requirements of PURA § 36.403(g).

Docket No. 49308	Financing Order	Page 64 of 90
20.
As provided in PURA § 39.303(d), this Financing Order, together with the system restoration charges authorized by this Financing Order, is irrevocable and not subject to reduction, impairment, or adjustment by further act of the Commission, except for the true-up procedures approved in this Financing Order, as required by PURA § 39.307; provided, however, that such irrevocability must not preclude the Commission from extending the deadline for issuance of system restoration bonds if requested to do so by AEP Texas.

21.
As provided in PURA § 39.304(a), the rights and interests of AEP Texas or its successor under this Financing Order, including the right to impose, collect, and receive the system restoration charges authorized in this Financing Order, are assignable and become transition property when they are first transferred to BondCo.

22.
The rights, interests, and property conveyed to BondCo in the transition property purchase and sale agreement and the related bill of sale, including the irrevocable right to impose, collect, and receive system restoration charges and the revenues and collections from system restoration charges, are transition property within the meaning of PURA §§ 39.302(8) and 39.304.

23.
Transition property will constitute a present property right for purposes of contracts concerning the sale or pledge of property, even though the imposition and collection of the system restoration charges depend on further acts by AEP Texas or others that have not yet occurred, as provided by PURA § 39.304(b).

24.	All revenues and collections resulting from the system restoration charges will constitute proceeds only of the transition property arising from this Financing Order, as provided by PURA § 39.304(c).

25.
Upon the transfer by AEP Texas of transition property to a BondCo, the BondCo will have all of the rights, title, and interest of AEP Texas with respect to such transition property, including the right to impose, collect, and receive the system restoration charges authorized by the Financing Order.

26.
The system restoration bonds issued under this Financing Order will be transition bonds within the meaning of PURA §§ 36.403(e) and 39.302(6), and the system restoration bonds and holders thereof are entitled to all of the protections provided under chapter 36, subchapter I and chapter 39, subchapter G of PURA.

Docket No. 49308	Financing Order	Page 65 of 90
27.
Amounts that are required to be paid to the servicer as system restoration charges under this Financing Order or the tariffs approved hereby are transition charges as defined in PURA §§ 36.403(f) and 39.302(7), and the amounts collected from retail customers with respect to such system restoration charges are transition charges as defined in PURA §§ 36.403(f) and 39.302(7), whether or not such charges are set out as a separate line item on the retail customer’s bill.

28.
Any payment of system restoration charges by a retail customer to its REP, to another entity responsible for collecting system restoration charges from retail customers under this Financing Order or the tariffs approved hereunder, or directly to the servicer will discharge the retail customer’s obligations in respect of that payment, but will not discharge the obligations of any REP or other entity responsible for collecting system restoration charges from retail customers under this Financing Order to remit such payments to the servicer of the system restoration bonds on behalf of a BondCo or an assignee or its obligations to pay amounts determined through subsequent true-up adjustments.

29.
As provided in PURA § 39.305, the interests of an assignee, the holders of system restoration bonds, and the indenture trustee in transition property and in the revenues and collections arising from that property are not subject to setoff, counterclaim, surcharge, or defense by AEP Texas or any other person or in connection with the bankruptcy of AEP Texas or any other entity.

30.	The methodology approved in this Financing Order to true-up the system restoration charges satisfies the requirements of PURA §§ 36.401 and 39.307.

31.
If and when AEP Texas transfers to a BondCo the right to impose, collect, and receive the system restoration charges and to issue the system restoration bonds, the servicer will be able to recover the system restoration charges associated with such transition property only for the benefit of the BondCo and the holders of the system restoration bonds in accordance with the servicing agreement.

Docket No. 49308	Financing Order	Page 66 of 90
32.
If and when AEP Texas transfers its rights under this Financing Order to a BondCo under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of PURA § 39.308, then, in accordance with that statutory provision, that transfer will be a true sale of an interest in transition property and not a secured transaction or other financing arrangement and title, legal and equitable, to the transition property will pass to the BondCo. As provided by PURA § 39.308, this true sale must apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including the seller’s retention of an equity interest in the transition property, AEP Texas’s role as the collector of system restoration charges relating to the transition property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

33.
As provided in PURA § 39.309(b), a valid and enforceable lien and security interest in the transition property in favor of the holders of the system restoration bonds or a trustee on their behalf will be created by this Financing Order and the execution and delivery of a security agreement with the holders of the system restoration bonds or a trustee on their behalf in connection with the issuance of the system restoration bonds.  The lien and security interest will attach automatically from the time that value is received for the system restoration bonds and, on perfection through the filing of notice with the secretary of state in accordance with the rules prescribed by the secretary of state under PURA § 39.309(d), will be a continuously perfected lien and security interest in the transition property and all proceeds of the transition property, whether accrued or not, will have priority in the order of filing and will take precedence over any subsequent judicial or other lien creditor.

34.
As provided in PURA § 39.309(c), the transfer of an interest in transition property to an assignee will be perfected against all third parties, including subsequent judicial or other lien creditors, when this Financing Order becomes effective, transfer documents have been delivered to that assignee, and a notice of that transfer has been filed in accordance with the rules prescribed by the secretary of state under PURA § 39.309(d); provided, however, that if notice of the transfer has not been filed in accordance with this process within 10 days after the delivery of transfer documentation, the transfer of the interest will not be perfected against third parties until the notice is filed.  The transfer to a BondCo of AEP Texas’s rights under this Financing Order will be a transfer of an interest in transition property for purposes of PURA § 39.309(c).

Docket No. 49308	Financing Order	Page 67 of 90
35.
As provided in PURA § 39.309(e), the priority of a lien and security interest perfected in accordance with PURA § 39.309 will not be impaired by any later change in the system restoration charges under PURA § 39.307 or by the commingling of funds arising from system restoration charges with other funds, and any other security interest that may apply to those funds will be terminated when they are transferred to a segregated account for an assignee or a financing party.  To the extent that system restoration charges are not collected separately from other funds owed by REPs, the amounts to be remitted to such segregated account for an assignee or a financing party may be determined according to system-wide charge off percentages, collection curves or such other reasonable methods of estimation, as are set forth in the servicing agreement.

36.	As provided in PURA § 39.309(e), if transition property is transferred to an assignee, any proceeds of the transition property will be treated as held in trust for the assignee.

37.
As provided in PURA § 39.309(f), if a default or termination occurs under the system restoration bonds, the financing parties or their representatives may foreclose on or otherwise enforce their lien and security interest in the relevant transition property as if they were secured parties under chapter 9 of the Texas Business and Commerce Code, and, upon application by or on behalf of the financing parties, the Commission may order that amounts arising from the related system restoration charges be transferred to a separate account for the financing parties’ benefit, to which their lien and security interest may apply.

38.
As provided in PURA § 39.309(f), if a default or termination occurs under the system restoration bonds, on application by or on behalf of the financing parties, a district court of Travis County, Texas, must order the sequestration and payment to those parties of revenues arising from the system restoration charges.

Docket No. 49308	Financing Order	Page 68 of 90
39.
As provided by PURA § 39.310, the system restoration bonds authorized by this Financing Order are not a debt or obligation of the State of Texas and are not a charge on its full faith and credit or taxing power.

40.
Under PURA § 39.310, the State of Texas has pledged for the benefit and protection of all financing parties and AEP Texas, that it will not take or permit any action that would impair the value of transition property, or, except as permitted by PURA § 39.307, reduce, alter or impair the system restoration charges to be imposed, collected, and remitted to any financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the system restoration bonds have been paid and performed in full.  A BondCo, in issuing system restoration bonds, is authorized under PURA § 39.310 and this Financing Order to include this pledge in any documentation relating to the system restoration bonds.

41.
As provided in PURA § 39.311, transactions involving the transfer and ownership of the transition property and the receipt of system restoration charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges.

42.	This Financing Order will remain in full force and effect and unabated notwithstanding the bankruptcy of AEP Texas, its successors, or assignees.

43.
AEP Texas retains sole discretion regarding whether or when to assign, sell, or otherwise transfer the rights and interests created by this Financing Order or any interest therein, or to cause the issuance of any system restoration bonds authorized by this Financing Order, subject to the right of the Commission, acting through its designated representative to participate in the structuring, pricing, and marketing of the system restoration bonds, and the Commission’s authority through the issuance advice letter process to find that the proposed issuance does not comply with the requirements of PURA and this Financing Order.

Docket No. 49308	Financing Order	Page 69 of 90
44.
This Financing Order is final, is not subject to rehearing by this Commission, and is not subject to review or appeal, except as expressly provided in PURA §§ 36.405(g) and 39.303(f).  The finality of this Financing Order is not impaired in any manner by the participation of the Commission through its designated representative in any decisions related to issuance of the system restoration bonds or by the Commission’s review of or issuance of an order related to the issuance advice letter required to be filed with the Commission by this Financing Order.

45.	This Financing Order meets the requirements for a financing order under chapter 36, subchapter I and chapter 39, subchapter G of PURA.

46.
The true-up mechanism, and all other obligations of the State of Texas and the Commission set forth in this Financing Order, are direct, explicit, irrevocable, and unconditional upon issuance of the system restoration bonds and are legally enforceable against the State of Texas and the Commission in accordance with Texas law.

47.
The requirements for informal disposition under 16 TAC § 22.35 have been met in this proceeding except for 16 TAC § 22.35(b)(2), which requires that the proposed order to be served on all parties no less than 20 days before the Commission is scheduled to consider the application in an open meeting.  Under 16 TAC § 22.5(b), good cause exists to waive the requirements of 16 TAC § 22.35(b)(2).

V.          Ordering Paragraphs

In accordance with these findings of fact and conclusions of law, the Commission issues the following orders:

A.          Approval

1.	Approval of Application. The application of AEP Texas for the issuance of a financing order under PURA §§ 36.403 and 39.303 is approved, as provided in this Financing Order.

Docket No. 49308	Financing Order	Page 70 of 90
2.
Authority to Securitize.  AEP Texas is authorized in accordance with this Financing Order to securitize and to cause the issuance of system restoration bonds with a principal amount equal to the sum of (a) the Securitizable Balance at the time the system restoration bonds are issued plus (b) up-front qualified costs not to exceed $3,650,241 plus (i) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability as discussed in ordering paragraphs 6 and 23, (ii) rating agency fees, (iii) United States Securities and Exchange Commission registration fees, (iv) the cost of the Commission’s financial advisor and its legal counsel, if any, and any additional costs incurred by AEP Texas to comply with the requests and recommendations of the Commission’s financial advisor, and (v) any costs incurred by AEP Texas if this Financing Order is appealed; however, no component of the capped up-front qualified costs will be subject to an individual cap.  The securitizable balance as of any given date is equal to the balance of distribution-related system restoration costs as determined in Docket No. 48577 plus carrying costs accruing on that balance at 7.4992% through the date the system restoration bonds are issued and minus all insurance proceeds, government grants and other sources of funding that compensate AEP Texas for the distribution-related system restoration costs received by AEP Texas at the time of the application for this Financing Order, and a further offset utilizing certain prescribed excess unprotected ADFIT, all as determined in Docket No. 48577.  If the actual up-front qualified costs are less than the up-front qualified costs included in the principal amount securitized, the periodic billing requirement for the first annual true-up adjustment must be reduced by the amount of such unused funds (together with interest, if any, earned from the investment of such funds).  If the final up-front qualified costs are more than the up-front qualified costs included in the principal amount securitized, AEP Texas may request recovery of the remaining up-front qualified costs through a surcharge to AEP Texas’s rates for service at distribution voltage; provided, however, AEP Texas may not request recovery of amounts that would cause the aggregate recoverable amounts for capped costs to exceed the cap on up-front qualified costs set forth in this Financing Order.

3.
Accumulated Deferred Federal Income Tax Benefit.  AEP Texas must calculate and place into effect, contemporaneous with the implementation of system restoration charges, the ADFIT-credit rider as described in finding of fact numbers 18 through 21.  The ADFIT-credit rider must be subject to adjustment, as necessary, to accurately reflect the amount of ADFIT benefit available over the period of the rider’s existence, through a filing submitted by AEP Texas at the same time it submits its periodic system restoration charge true-up adjustment filings.  Implementation and adjustment of the ADFIT credit rider must use the same allocation factors and billing determinants as the system restoration charge implementation and true-up adjustment filings.  The ADFIT benefits associated with such system restoration costs must not be applied to reduce the securitizable balance, nor must the ADFIT balance associated with such system restoration costs be used to reduce rate base in future proceedings.  The ADFIT-credit rider and obligation to provide the ADFIT credit must not be transferred to the special purpose entity being created to issue the bonds, must not be or become transition property as defined in PURA § 39.302(8), but must be and remain a separate unsecuritized rate credit of AEP Texas.

Docket No. 49308	Financing Order	Page 71 of 90
4.
Recovery of System Restoration Charges.  AEP Texas must impose on, and the servicer must collect from, REPs serving all existing and future retail customers located within AEP Texas’s central division service area as it exists on the date of this Financing Order and other entities which, under the terms of this order or the tariffs approved hereby, are required to bill, pay, or collect system restoration charges, as provided in this Financing Order, system restoration charges in an amount sufficient to provide for the timely recovery of its aggregate qualified costs detailed in this Financing Order (including payment of principal and interest on the system restoration bonds).  REPs and other entities responsible for collecting system restoration charges from retail customers under this Financing Order must pay the system restoration charges billed to them whether or not they collect the system restoration charges from their retail customers.

5.
Provision of Information.  AEP Texas must take all necessary steps to ensure that the Commission or its designated representative is provided sufficient and timely information to allow the Commission or its designated representative to fully participate in and exercise its decision making authority over the proposed securitization as provided in this Financing Order.

Docket No. 49308	Financing Order	Page 72 of 90
6.
Issuance Advice Letter.  For each series of system restoration bonds issued, AEP Texas must submit a draft issuance advice letter to the Commission Staff for review not later than two weeks before the expected date of commencement of marketing the system restoration bonds.  With the approval of the Commission’s designated representative, the actual date of the commencement of marketing may be a date other than the expected date.  Within one week after receipt of the draft issuance advice letter, Commission Staff must provide AEP Texas comments and recommendations regarding the adequacy of the information provided.  Not later than the end of the first business day after the pricing of the system restoration bonds and before issuance of the system restoration bonds, AEP Texas, in consultation with the Commission acting through its designated representative, must file with the Commission an issuance advice letter in substantially the form of the issuance advice letter attached as appendix A to this Financing Order.  As part of the issuance advice letter, AEP Texas, through an officer of AEP Texas, must provide a certification worded precisely as the statement in the form of issuance advice letter approved by the Commission.  The issuance advice letter must be completed, must evidence the actual dollar amount of the initial system restoration charges and other information specific to the system restoration bonds to be issued, and must certify to the Commission that the structure and pricing of that series results in the lowest system restoration charges consistent with market conditions at the time that the system restoration bonds are priced and with the terms set out in this Financing Order.  In addition, if original issue discount, additional credit enhancements, or arrangements to enhance marketability are used, the issuance advice letter must include certification that the original issue discount, additional credit enhancements, or other arrangements are reasonably expected to provide benefits as required by this Financing Order.  All amounts which require computation must be computed using the mathematical formulas contained in the form of the issuance advice letter in appendix A to this Financing Order and schedule SRC approved in this Financing Order.  Electronic spreadsheets with the formulas supporting the schedules contained in the issuance advice letter must be included with such letter.  The Commission’s review of the issuance advice letter must be limited to the arithmetic accuracy of the calculations and to compliance with PURA, this Financing Order, and the specific requirements that are contained in the issuance advice letter.  The initial system restoration charges and the final terms of the system restoration bonds set forth in the issuance advice letter must become effective on the date of issuance of the system restoration bonds (which must not occur before the fifth business day after pricing) unless before noon on the fourth business day after pricing the Commission issues an order finding that the proposed issuance does not comply with the requirements set forth above in this ordering paragraph.

7.
Approval of Tariff.  The form of schedule SRC and rider SRC attached as appendix B to this order is approved.  Before the issuance of any system restoration bonds under this Financing Order, AEP Texas must file a tariff that conforms to the form of the schedule SRC and rider SRC tariff provisions attached to this Financing Order.

Docket No. 49308	Financing Order	Page 73 of 90
B.          System Restoration Charges

8.
Imposition and Collection.  AEP Texas is authorized to impose on, and the servicer is authorized to collect from, REPs serving all existing and future retail customers located within AEP Texas’s central division service area as it existed on the date this Financing Order is issued and other entities which, under the terms of this Financing Order or the tariffs approved hereby, are required to bill, pay, or collect system restoration charges, system restoration charges in an amount sufficient to provide for the timely recovery of the aggregate periodic payment requirements (including payment of principal and interest on the system restoration bonds), as approved in this Financing Order.  If there is a shortfall in payment of an amount billed, the amount paid must first be apportioned ratably between the system restoration charges and other fees and charges (including transition charges attributable to the transition bonds issued by AEP Texas Central Transition Funding II LLC in October 2006 in accordance with the financing order in Docket No. 32475, and the transition bonds issued by AEP Texas Central Transition Funding III LLC in March 2012 in accordance with the financing order in Docket No. 39931 and future transition charges or system restoration charges associated with transition bonds or system restoration bonds issued under future financing orders), other than late fees, and second, any remaining portion of the payment must be allocated to late fees.

9.
BondCo’s Rights and Remedies.  Upon the transfer by AEP Texas of the transition property to a BondCo, the BondCo must have all of the rights, title, and interest of AEP Texas with respect to such transition property, including, without limitation, the right to exercise any and all rights and remedies with respect thereto, including the right to authorize disconnection of electric service and to assess and collect any amounts payable by any retail customer in respect of the transition property.  If system restoration bonds are issued in more than one series, then the transition property transferred as a result of each issuance must be only those rights associated with that portion of the total amount authorized to be securitized under this Financing Order, which is securitized by such issuance.  The rights to impose, collect, and receive system restoration charges along with the other rights arising under this Financing Order as they relate to any portion of the total amount authorized to be securitized that remains unsecuritized must remain with AEP Texas and must not become transition property until transferred to a BondCo in connection with a subsequent issuance of system restoration bonds.

Docket No. 49308	Financing Order	Page 74 of 90
10.
Collector of System Restoration Charges.  AEP Texas or any subsequent servicer of the system restoration bonds must bill a customer’s REP or other entity, which, under the terms of this Financing Order or the tariffs approved hereby, is required to bill or collect system restoration charges for the system restoration charges attributable to that customer.  REPs and other entities responsible for collecting system restoration charges from retail customers under this Financing Order must pay the system restoration charges billed to them less the charge off allowance as provided in finding of fact number 55(j) whether or not they collect the system restoration charges from their retail customers.

11.
Collection Period.  The system restoration charges related to a series of system restoration bonds must be designed to be collected over the scheduled life of the system restoration bonds, which may not exceed 14 years.  However, to the extent that any amounts are not recovered at the end of this period, AEP Texas may continue to recover them over a period ending not more than 15 years from the date of issuance of that series of system restoration bonds.  Amounts remaining unpaid after this 15-year period may be recovered but only to the extent that the charges are attributable to system restoration charges allocable to the 15‑year period.

12.	Allocation. AEP Texas must allocate the system restoration charges among customer classes in the manner described in this Financing Order.

13.
Nonbypassability.  AEP Texas and any other entity providing electric distribution services and any REP providing services to any retail customer within AEP Texas’s certificated service area as it existed on the date this Financing Order is issued are entitled to collect and must remit, in accordance with this Financing Order, the system restoration charges from such retail customers, including certain customers in a multiply-certificated service area that switch services providers as described in finding of fact number 73 and certain retail customers that switch to certain new on-site generation as described in finding of fact number 74.  The Commission will ensure that such obligations are undertaken and performed by AEP Texas, any other entity providing electric distribution services within AEP Texas’s certificated service area as it exists on the date this Financing Order is issued, and any REP providing services to any retail customer within such certificated service area.

Docket No. 49308	Financing Order	Page 75 of 90
14.
True-Ups.  True-ups of the system restoration charges, including non-standard true-ups, must be undertaken and conducted as described in schedule SRC.  The servicer must file the true-up adjustments in a compliance docket and must give notice of the filing to all parties in this docket.  If system restoration bonds are issued in more than one series, then each series will be subject to separate true-up adjustments under PURA and this Financing Order, provided, however, that more than one series may be trued-up in a single proceeding.

15.
Ownership Notification.  Any entity that bills system restoration charges to retail customers must, at least annually, provide written notification to each retail customer for which the entity bills system restoration charges that the system restoration charges are the property of BondCo and not of the entity issuing such bill.

C.          System Restoration Bonds

16.
Issuance.  AEP Texas is authorized through one or more BondCos to issue one or more series of system restoration bonds as specified in this Financing Order.  The ongoing qualified costs described in appendix C may be recovered directly through the system restoration charges.  The system restoration bonds must be denominated in United States Dollars.

17.
Up-Front Qualified Costs.  AEP Texas may securitize up-front qualified costs in accordance with the terms of this Financing Order, which provides that the total amount for up-front qualified cost must not exceed $3,650,241 plus (i) the cost of original issue discount, credit enhancements and other arrangements to enhance marketability as discussed in ordering paragraphs 6 and 23, (ii) rating agency fees, (iii) United States Securities and Exchange Commission registration fees, (iv) the cost of the Commission’s financial advisor and its legal counsel, if any, and any additional costs incurred by AEP Texas to comply with the requests and recommendations of the Commission’s financial advisor, and (v) any costs incurred by AEP Texas if this Financing Order is appealed.  No individual cap will apply to any component of up-front qualified costs included in the $3,650,241 described above.

Docket No. 49308	Financing Order	Page 76 of 90
18.
Ongoing Qualified Costs.  AEP Texas may recover its actual ongoing qualified costs through its system restoration charges, subject to the caps on the servicing fees and administrative fees (which are applicable as long as AEP Texas serves as servicer or administrator, as applicable) set forth in finding of fact number 23 and appendix C to this Financing Order.  Ongoing qualified costs other than the servicing and administrative fees of AEP Texas as servicer and administrator are not capped by this Financing Order.  Ongoing qualified costs also include an annual return at the authorized pre-tax return on equity determined in AEP Texas’s most recent base-rate case on the amount, if any, of invested capital in excess of 0.5% of the principal amount of each series of bonds as discussed in finding of fact number 63.  The amount of ongoing qualified costs is subject to updating in the issuance advice letter to reflect a change in the size of the system restoration bond issuance and any decision to issue the bonds in more than one series and other information available at the time of submission of the issuance advice letter.  As provided in ordering paragraph 32, a servicer, other than AEP Texas, may collect a servicing fee higher than that set forth in appendix C to this Financing Order, if such higher fee is approved by the Commission and the indenture trustee.

19.	Refinancing. AEP Texas or any assignee may apply for one or more new financing orders under PURA § 39.303(g).

20.
Collateral.  All transition property and other collateral must be held and administered by the indenture trustee under the indenture as described in AEP Texas’s application.  BondCo must establish a collection account with the indenture trustee as described in finding of fact numbers 60 through 65.  Upon payment of the principal amount of all system restoration bonds authorized in this Financing Order and the discharge of all obligations in respect thereof, all amounts in the collection account, including investment earnings, other than amounts in the capital subaccount, must be released by the indenture trustee to BondCo for distribution in accordance with ordering paragraph 21.  AEP Texas must notify the Commission within 30 days after the date that these funds are eligible to be released of the amount of such funds available for crediting to the benefit of ratepayers.

Docket No. 49308	Financing Order	Page 77 of 90
21.
Distribution Following Repayment.  Following repayment of the system restoration bonds authorized in this Financing Order and release of the funds held by the trustee, the servicer, on behalf of BondCo, must distribute to REPs and other entities responsible for collection of system restoration charges from retail customers, the final balance of the general, excess funds, and all other subaccounts (except the capital subaccount), whether such balance is attributable to principal amounts deposited in such subaccounts or to interest thereon, remaining after all other qualified costs have been paid.  The amounts must be distributed to each REP and other entity that paid schedule SRC system restoration charges during the last 12 months that the schedule SRC system restoration charges were in effect.  BondCo or its successor in interest to the transition property must, to the extent the capital subaccount is not depleted below its original amount, also distribute to REPs and other entities responsible for collection of system restoration charges from retail ratepayers any subsequently collected system restoration charges.  The amount paid to each REP or other entity must be determined by multiplying the total amount available for distribution by a fraction, the numerator of which is the total schedule SRC system restoration charges paid by the REP or other entity during the last 12 months schedule SRC charges were in effect and the denominator of which is the total schedule SRC system restoration charges paid by all REPs and other entities responsible for collection of system restoration charges from retail customers during the last 12 months the schedule SRC system restoration charges were in effect.

22.
Funding of Capital Subaccount.  The capital contribution by AEP Texas to be deposited into the capital subaccount must, with respect to each BondCo and series of system restoration bonds, be funded by AEP Texas and not from the proceeds of the sale of system restoration bonds.  Upon payment of the principal amount of all system restoration bonds and the discharge of all obligations in respect thereof, all amounts in the capital subaccount, including investment earnings, and any amounts required to replenish the capital subaccount to the level of AEP Texas’s capital contribution, and any unpaid authorized return on capital contributions in excess of 0.5% of the original principal amount of the system restoration bonds, if any, for a series of system restoration bonds must be released to BondCo for payment to AEP Texas.  Investment earnings in this subaccount and authorized return on capital contributions in excess of 0.5% of the original principal amount of the system restoration bonds, if any, may be released earlier in accordance with the indenture.

Docket No. 49308	Financing Order	Page 78 of 90
23.
Original Issue Discount, Credit Enhancement.  AEP Texas may provide original issue discount or provide for various forms of credit enhancement, including letters of credit, an overcollateralization subaccount or other reserve accounts, surety bonds, and other mechanisms designed to promote the credit quality or marketability of the system restoration bonds to the extent not prohibited by this Financing Order.  The decision to use such arrangements to enhance credit or promote marketability must be made in conjunction with the Commission acting through its designated representative.  AEP Texas may not enter into an interest rate swap, currency hedge, or interest rate hedging arrangement.  AEP Texas may include the costs of original issue discount, credit enhancements or other arrangements to promote credit quality or marketability as qualified costs only if AEP Texas certifies that such arrangements are reasonably expected to provide benefits greater than their cost and such certifications are agreed with by the Commission’s designated representative.  AEP Texas must not be required to enter any arrangements to promote credit quality or marketability unless all related costs and liabilities can be included in qualified costs.  AEP Texas and the Commission’s designated representative must evaluate the relative benefits of the arrangements in the same way that benefits are quantified under the quantifiable benefits test.  This ordering paragraph does not apply to the collection account or its subaccounts approved in this Financing Order.

24.	Annual Weighted-Average Interest Rate of Bonds. The effective weighted-average interest rate of the system restoration bonds, excluding up-front and ongoing costs, must not exceed 6.00%.

25.	Life of Bonds. The scheduled final payment of the system restoration bonds authorized by this Financing Order must not exceed 14 years.

Docket No. 49308	Financing Order	Page 79 of 90
26.
Amortization Schedule.  The system restoration bonds must be structured to provide a system restoration charge that is based on substantially levelized annual revenue requirements over the expected life of the system restoration bonds and utilize consistent allocation factors across rate classes, subject to modification in accordance with the true-up mechanisms adopted in this Financing Order.  The structure employing substantially levelized annual revenue requirements will allow the resulting system restoration charges to remain level or decline over time, if billing determinants remain level or grow.  If the system restoration bonds are issued in more than one series, each series must meet the requirement of substantially levelized annual revenue requirements.

27.
Commission Participation in Bond Issuance.  The Commission, acting through its designated representative, must participate directly with AEP Texas in negotiations regarding the structuring, pricing, and marketing, and must have equal rights with AEP Texas to approve or disapprove the proposed structuring, pricing, and marketing of the system restoration bonds.  The Commission’s designated representative must have the right to participate fully and in advance regarding all aspects of the structuring, pricing, and marketing of the system restoration bonds (and all parties must be notified of the designated representative’s role), and must be provided timely information that is necessary to fulfill its obligation to the Commission.  The Commission directs its designated representative to advise the Commission of any proposal that does not comply in any material respect with the criteria established in this Financing Order and to promptly inform AEP Texas.  and the Commission of any items that, in the designated representative’s opinion, are not reasonable.  Although this Financing Order is written in the context of an underwritten offering, nothing herein must be construed to preclude issuance of the system restoration bonds through a competitive bid offering or private placement if AEP Texas and the Commission’s designated representative agree that AEP Texas should do so.  The Commission’s designated representative must notify AEP Texas and the Commission no later than 12:00 p.m. central standard time on the business day after the Commission’s receipt of the issuance advice letter for each series of system restoration bonds whether the structuring, marketing, and pricing of that series of system restoration bonds comply with the criteria established in this Financing Order.

Docket No. 49308	Financing Order	Page 80 of 90
28.
Use of BondCo. AEP Texas must use BondCo, a special purpose transition funding entity as proposed in its application, in conjunction with the issuance of a series of system restoration bonds authorized under this Financing Order.  BondCo must be funded with an amount of capital that is sufficient for BondCo to carry out its intended functions and to avoid the possibility that AEP Texas would have to extend funds to BondCo in a manner that could jeopardize the bankruptcy remoteness of BondCo. AEP Texas may create more than one BondCo in which event, the rights, structure, and restrictions described in this Financing Order with respect to BondCo would be applicable to each purchaser of transition property to the extent of the transition property sold to it and the system restoration bonds issued by it.

D.          Servicing

29.
Servicing Agreement.  The Commission authorizes AEP Texas to enter into the servicing agreement with BondCo and to perform the servicing duties approved in this Financing Order.  Without limiting the foregoing, in its capacity as initial servicer of the transition property, AEP Texas is authorized to calculate, bill and collect for the account of BondCo, the system restoration charges initially authorized in this Financing Order, as adjusted from time to time to meet the periodic payment requirements as provided in this Financing Order; and to make such filings and take such other actions as are required or permitted by this Financing Order in connection with the periodic true-ups described in this Financing Order.  The servicer must be entitled to collect servicing fees in accordance with the provisions of the servicing agreement, provided that, as set forth in appendix C, the annual servicing fee payable to AEP Texas while it is serving as servicer (or to any other servicer affiliated with AEP Texas) must not at any time exceed 0.10% of the original principal amount of the system restoration bonds.  The annual servicing fee payable to any other servicer not affiliated with AEP Texas must not at any time exceed 0.6% of the original principal amount of the system restoration bonds unless such higher rate is approved by the Commission under ordering paragraph 32.  The servicing agreement must contain a recital clause that the Commission, or its attorney, will enforce the servicing agreement for the benefit of Texas ratepayers to the extent permitted by law.  The servicing agreement must also include a provision that AEP Texas must indemnify the Commission (for the benefit of retail customers) in connection with any increase in servicing fees that become payable as a result of a default resulting from AEP Texas’s willful misconduct, bad faith, or negligence in performance of its duties or observance of its covenants under the servicing agreement.  The indemnity will be enforced by the Commission but will not be enforceable by any REP or retail customer.

Docket No. 49308	Financing Order	Page 81 of 90
30.
Administration Agreement.  The Commission authorizes AEP Texas to enter into an administration agreement with each BondCo to provide the services covered by the administration agreements in AEP Texas’s prior securitization transactions.  The fee charged by AEP Texas as administrator under that agreement must not exceed $100,000 per annum per BondCo plus reimbursable third party costs.

31.
Servicing and Administration Agreement Revenues.  The servicing and administrative fees collected by AEP Texas, or any affiliate of AEP Texas, acting as either the servicer or the administrator under the servicing agreement or administration agreement, must be included as a revenue credit and reduce revenue requirements in each AEP Texas base-rate case.  The expenses incurred by AEP Texas or such affiliate to perform obligations under the servicing agreement and the administration agreement must likewise be included as a cost of service in each AEP Texas base-rate case.

32.
Replacement of AEP Texas as Servicer.  Upon the occurrence of an event of default under the servicing agreement relating to servicer’s performance of its servicing functions with respect to the system restoration charges, the financing parties may replace AEP Texas as the servicer in accordance with the terms of the servicing agreement.  If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified in ordering paragraph 29, the replacement servicer must not begin providing service until (i) the date the Commission approves the appointment of such replacement servicer or (ii) if the Commission does not act to either approve or disapprove the appointment, the date which is 45 days after notice of appointment of the replacement servicer is provided to the Commission.  No entity may replace AEP Texas as the servicer in any of its servicing functions with respect to the system restoration charges and the transition property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the system restoration bonds to be suspended, withdrawn, or downgraded.

Docket No. 49308	Financing Order	Page 82 of 90
33.
Amendment of Agreements.  The parties to the servicing agreement, administration agreement, indenture, and transition property purchase and sale agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement must increase the ongoing qualified costs without the approval of the Commission.  Any amendment that does not increase the ongoing qualified costs must be effective without prior Commission authorization.  Any amendment to any such agreement that may have the effect of increasing ongoing qualified costs must be provided by BondCo to the Commission along with a statement as to the possible effect of the amendment on the ongoing qualified costs.  The amendment must become effective on the later of (i) the date proposed by the parties to the amendment or (ii) 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.

34.	Collection Terms. The servicer must remit collections of the system restoration charges to BondCo or the indenture trustee for BondCo’s account in accordance with the terms of the servicing agreement.

35.
Contract to Provide Service.  To the extent that any interest in the transition property created by this Financing Order is assigned, sold or transferred to an assignee, AEP Texas must enter into a contract with that assignee that requires AEP Texas to continue to operate its transmission and distribution system to provide electric services to AEP Texas’s customers; provided, however, that this provision must not prohibit AEP Texas from selling, assigning, or otherwise divesting its transmission and distribution systems or any part thereof so long as the entities acquiring such system agree to continue operating the facilities to provide electric service to AEP Texas’s customers.

36.
SEC Requirements.  Each REP or other entity responsible for collecting system restoration charges from retail customers must furnish to BondCo or AEP Texas or to any successor servicer information and documents necessary to enable BondCo or AEP Texas or any successor servicer to comply with their respective disclosure and reporting requirements, if any, with respect to the system restoration bonds under federal securities laws.

Docket No. 49308	Financing Order	Page 83 of 90
E.       Retail Electric Providers

37.
REP Billing and Credit Standards.  The Commission approves the REP standards detailed in finding of fact number 55.  These proposed REP standards relate only to the billing and collection of system restoration charges authorized under this Financing Order, and do not apply to collection of any other nonbypassable charges or other charges.  The standards apply to all REPs other than REPs that have contracted with AEP Texas to have AEP Texas bill and collect system restoration charges from retail customers.  REPs may contract with parties other than AEP Texas to bill and collect system restoration charges from retail customers, but such REPs must remain subject to these standards.  Upon adoption of any amendment to the rules governing REP standards as set out in 16 TAC § 25.108, the Commission Staff must initiate a proceeding to investigate the need to modify the standards adopted in this Financing Order to conform to that rule and to address whether each of the rating agencies that have rated the system restoration bonds will determine that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the system restoration bonds.  Modifications to the REP standards adopted in this Financing Order may not be implemented absent prior written confirmation (or deemed inapplicability of such confirmation requirement) from each of the rating agencies that have rated the system restoration bonds that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the system restoration bonds.  The servicer of the system restoration bonds must also comply with the provisions of the REP standards adopted by this Financing Order that are applicable to the servicer.

38.
System Restoration Charge Remittance Procedures.  System restoration charges must be billed and collected in accordance with the REP standards adopted by this Financing Order.  REPs must be subject to penalties as provided in these standards.  A REP must not be obligated to pay the overdue system restoration charges of another REP whose customers it agrees to serve.

Docket No. 49308	Financing Order	Page 84 of 90
39.
Remedies Upon REP Default.  A servicer of system restoration bonds must have the remedies provided in the REP standards adopted by this Financing Order.  If a REP that is in default fails to immediately select and implement one of the options provided in the REP standards or, after making its selection, fails to adequately meet its responsibilities under the selected option, then, subject to the limitations and requirements of the bankruptcy code if the REP is a debtor in bankruptcy, the servicer must immediately cause the POLR or a qualified REP to assume the responsibility for the billing and collection of system restoration charges in the manner and for the time provided in the REP standards.

40.
Billing by POLRs.  Every POLR appointed by the Commission must comply with the minimum credit rating or the deposit or credit support requirements described in the REP standards in addition to any other standard that may be adopted by the Commission.  If the POLR defaults or is not eligible to provide billing and collection services, the servicer must immediately assume responsibility for billing and collection of system restoration charges and continue to meet this obligation until a new POLR can be named by the Commission or the customer requests the services of a qualified REP.  Retail customers must never be directly re-billed by the successor REP, the POLR, or the servicer for any amount of system restoration charges the retail customers have previously paid to their REP.

41.	Disputes. Disputes between a REP and a servicer regarding any amount of billed system restoration charges must be resolved in the manner provided by the REP standards adopted by this Financing Order.

42.
Metering Data.  If the servicer is providing metering services to a REP ‘s retail customers, then metering data must be provided to the REP at the same time as the billing.  If the servicer is not providing metering services, the entity providing metering services must comply with Commission rules and ensure that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and this Financing Order.

43.	Charge-Off Allowance. The REP may retain an allowance for charge-offs from its payments to the servicer as provided in the REP standards adopted by this Financing Order.

Docket No. 49308	Financing Order	Page 85 of 90
44.
Service Termination.  In the event that the servicer is billing retail customers for system restoration charges, the servicer must have the right to terminate transmission and distribution service to the end-use customer for non-payment by the end-use customer under applicable Commission rules.  In the event that a REP or the POLR is billing retail customers for system restoration charges, the REP or POLR must have the right to transfer the customer to the POLR or to another certified REP or to direct the servicer to terminate transmission and distribution service to the end-use customer for non-payment by the end-use customer to the extent permitted by and in accordance with terms and limitations of the applicable Commission rules.

F.       Structure of the Securitization

45.	Structure. AEP Texas must structure the securitization as proposed in AEP Texas’s application. This structure must be in accordance with findings of fact 95 through 98.

G.        Use of Proceeds

46.
Use of Proceeds.  Upon the issuance of system restoration bonds, BondCo must pay the net proceeds from the sale of the system restoration bonds (after payment of transaction costs) to AEP Texas for the purchase price of the transition property.  AEP Texas will apply these net proceeds to reduce recoverable system restoration costs.  Thereafter, bond proceeds will be used to repay any outstanding short-term debt at AEP Texas and to fund capital expenditures to support utility operations and services.

H.       Miscellaneous Provisions

47.
Continuing Issuance Right.  AEP Texas has the continuing irrevocable right to cause the issuance of system restoration bonds in one or more series in accordance with this Financing Order for a period commencing with the date of this Financing Order and extending 24 months following the later of (i) the date on which this Financing Order becomes final and no longer subject to any appeal; or (ii) the date on which any other regulatory approvals necessary to issue the system restoration bonds are obtained and no longer subject to any appeal.  If, at any time during the effective period of this Financing Order, there is a severe disruption in the financial markets of the United States, the effective period must automatically be extended to a date which is not less than 90 days after the date such disruption ends.

Docket No. 49308	Financing Order	Page 86 of 90
48.
Internal Revenue Service Private Letter or Other Rulings.  AEP Texas is not required by this Financing Order to obtain a ruling from the Internal Revenue Service (IRS); however, if it elects to do so, then upon receipt, AEP Texas must promptly deliver to the Commission a copy of each private letter or other ruling issued by the IRS with respect to the proposed transaction, the system restoration bonds or any other matter related thereto.  AEP Texas must also include a copy of every such ruling by the IRS it has received as an attachment to each issuance advice letter required to be filed by this Financing Order.  AEP Texas may cause system restoration bonds to be issued without a private letter ruling if it obtains an opinion of tax counsel sufficient to support the issuance of the bonds.

49.
Binding on Successors.  This Financing Order, together with the system restoration charges authorized in it, must be binding on AEP Texas and any successor to AEP Texas that provides transmission and distribution service directly to retail customers in AEP Texas’s certificated service area as it existed on the date of this Financing Order, any other entity that provides transmission or distribution services to retail customers within that service area, and any successor to such other entity.  This Financing Order is also binding on each REP, and any successor, that sells electric energy to retail customers located within that service area, any other entity responsible for billing and collecting system restoration charges on behalf of BondCo, and any successor to the Commission.  In this paragraph, a successor means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, consolidation, conversion, assignment, pledge or other security, by operation of law or otherwise.

50.
Flexibility.  Subject to compliance with the requirements of this Financing Order, AEP Texas and BondCo must be afforded flexibility in establishing the terms and conditions of the system restoration bonds, including the final structure of BondCo, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, use of original issue discount, and other financing costs and the ability of AEP Texas, at its option, to cause one or more series of system restoration bonds to be issued.

Docket No. 49308	Financing Order	Page 87 of 90
51.
Effectiveness of Order.  This Financing Order is effective upon issuance and is not subject to rehearing by the Commission.  Notwithstanding the foregoing, no transition property is created hereunder, and AEP Texas is not authorized to impose, collect, and receive system restoration charges until AEP Texas’s rights and interests under this Financing Order have been transferred to BondCo in conjunction with the issuance of the system restoration bonds.

52.
Regulatory Approvals.  All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the system restoration charges associated with the costs that are the subject of the application and for all related transactions contemplated in the application are granted.

53.
Payment of Commission’s Costs for Professional Services.  AEP Texas must pay the costs to the Commission of acquiring professional services for the purpose of evaluating AEP Texas’s proposed transaction, including, but not limited to, the Commission’s outside attorneys’ fees in the amounts specified in this Financing Order no later than 30 days after the issuance of any system restoration bonds.

54.
Compliance with PURA § 36.402(c).  If AEP Texas receives insurance proceeds, governmental grants, or any other source of funding not reflected in the securitizable balance to compensate it for system restoration costs or the Commission determines that the actual costs incurred are less than estimated costs, if any, included in the securitizable balance, the Commission will take such amounts into account as required by PURA § 36.402(c).  Such amounts must accrue interest as provided in PURA § 36.402(e).  Any adjustment to reflect such amounts may not affect the stream of revenue available to service the system restoration bonds.  A REP must be required to appropriately refund or credit to its customers any reduction in rates or any credits received from the utility under this paragraph.

Docket No. 49308	Financing Order	Page 88 of 90
55.
Effect of Appeal of Docket No. 48577.  If the recoverable distribution-related system restoration costs approved in Docket No. 48577 is subject to judicial review at the time of issuance of the system restoration bonds, AEP Texas must adjust its rates, other than system restoration charges, or provide credits, other than credits to system restoration charges, in a manner that will refund over the remaining life of the system restoration bonds any overpayments resulting from securitization of amounts in excess of the amount resulting from a final determination of the recoverable distribution-related system restoration costs.  The adjustment mechanism may not affect the stream of revenue available to service the system restoration bonds.  An adjustment may not be made under this paragraph until all appellate reviews, including, if applicable, appellate reviews following a Commission decision on remand of its original orders, have been completed.  A REP must be required to appropriately refund or credit to its customers any reduction in rates or any credits received from the utility under this paragraph.

56.
Effect.  This Financing Order constitutes a legal financing order for AEP Texas under chapter 36, subchapter I and chapter 39, subchapter G of PURA.  The Commission finds this Financing Order complies with the provisions of chapter 36, subchapter I and chapter 39, subchapter G of PURA.  A financing order gives rise to rights, interests, obligations, and duties as expressed in chapter 36, subchapter I and chapter 39, subchapter G of PURA.  It is the Commission’s express intent to give rise to those rights, interests, obligations, and duties by issuing this Financing Order.  AEP Texas and the servicer are directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order.

57.
Further Commission Action.  The Commission guarantees that it will act under this Financing Order as expressly authorized by PURA to ensure that expected system restoration charge revenues are sufficient to pay on a timely basis scheduled principal and interest on the system restoration bonds issued under this Financing Order and other costs, including fees and expenses, in connection with the system restoration bonds.

Docket No. 49308	Financing Order	Page 89 of 90
58.
Designated Representative.  The Commission designates Mr. Darryl Tietjen to serve as its representative under this Financing Order until such time as the Commission designates a new representative.  The Commission will notify AEP Texas if it designates a new representative.

59.	All Other Motions Denied. The Commission denies all other motions and any other requests for general or specific relief that have not been expressly granted.

Docket No. 49308	Financing Order	Page 90 of 90
Signed at Austin, Texas the 17th day of June 2019.

PUBLIC UTILITYCOMMISION OF TEXAS

/s/ DEANN T. WALKER
DEANN T. WALKER, CHAIRMAN

/s/ ARTHUR C. D’ANDREA
ARTHUR C. D’ANDREA, COMMISSIONER

/s/ SHELLY BOTKIN
SHELLY BOTKIN, COMMISSIONER

Appendix A Page 1 of 16
FORM OF ISSUANCE ADVICE LETTER

day,	, 2019

Docket No.

THE PUBLIC UTILITY COMMISSION OF TEXAS

SUBJECT:  ISSUANCE ADVICE LETTER FOR SYSTEM RESTORATION BONDS

Pursuant to the Financing Order adopted in Application of AEP Texas Inc. for a Financing Order, Docket No. ________________(the “Financing Order”), AEP TEXAS INC. (“Applicant”) hereby submits, no later than the end of the first business day after the pricing date of this series of System Restoration Bonds, the information referenced below.  This Issuance Advice Letter is for the 2019 System Restoration Bonds, tranches A‑1 thru A-__.  Any capitalized terms not defined in this letter have the meanings ascribed to them in the Financing Order.

PURPOSE

This filing establishes the following:

(a)	the total amount of Qualified Costs being securitized;
(b)	confirmation of compliance with issuance standards;
(c)	the actual terms and structure of the System Restoration Bonds being issued;
(d)	the initial System Restoration Charge for retail users; and
(e)	the identification of the Special Purpose Entity (SPE).
QUALIFIED COSTS BEING SECURITIZED

The total amount of Qualified Costs being securitized (the “Securitized Qualified Costs”) is presented in Attachment 1.

Appendix A Page 2 of 16
COMPLIANCE WITH ISSUANCE STANDARDS

The Financing Order requires Applicant to confirm, using the methodology approved therein, that the actual terms of the System Restoration Bonds result in compliance with the standards set forth in the Financing Order.  These standards are:

1.
The securitization of Qualified Costs will provide tangible and quantifiable benefits to ratepayers, greater than would be achieved absent the issuance of the System Restoration Bonds (See Attachment 2, Schedule D);

2.
The amount securitized will not exceed the present value of the conventional revenue requirement over the life of the System Restoration Bonds associated with the Securitized Qualified Costs when the present value calculation is made using a discount rate equal to the proposed interest rate on the System Restoration Bonds (See Attachment 2, Schedule D);

3.
The total amount of revenues to be collected under the Financing Order is less than the revenue requirement that would be recovered using conventional financing methods (See Attachment 2, Schedule C and D);

4.
The System Restoration Bonds will be issued in one or more series comprised of one or more tranches having target final payment of ___ years and legal final maturities not exceeding ___ years from the date of issuance of such series (See Attachment 2, Schedule A);

5.
The System Restoration Bonds may be issued with an original issue discount, additional credit enhancements, or arrangements to enhance marketability provided that the Applicant certifies that the original issue discount is reasonably expected to provide benefits greater than its cost; and

6.
The structuring and pricing of the System Restoration Bonds is certified by the Applicant to result in the lowest System Restoration Charges consistent with market conditions and the terms (including the amortization structure ordered by the Commission, if any) set out in the Financing Order (See Attachment 4).

Appendix A Page 3 of 16
ACTUAL TERMS OF ISSUANCE

System Restoration Bond Series:
System Restoration Bond Issuer:  [BondCo]
Trustee:
Closing Date:	, 2019
Bond Ratings:  S&P AAA, Moody’s Aaa
Amount Issued: $
System Restoration Bond Up-Front Qualified Costs:  See Attachment 1, Schedule B.
System Restoration Bond Ongoing Qualified Costs:  See Attachment 2, Schedule B.

Tranche	Coupon Rate	Expected Final Payment	Legal Final Maturity
A‑1	_%	_	_
A‑2	_%	_	_
A‑3	_%
A‑4	__%

Effective Annual Weighted Average Interest Rate of the System Restoration Bonds:	[ _____ ] %
Life of Series:	_______years
Weighted Average Life of Series:	_______years
Call provisions (including premium, if any):	_________
Target Amortization Schedule:	Attachment 2, Schedule A
Target Final Payment Dates:	Attachment 2, Schedule A
Legal Final Maturity Dates:	Attachment 2, Schedule A
Payments to Investors:	Semiannually Beginning________________, 2019
Initial annual Servicing Fee as a percent of original System Restoration Bond principal balance:	0.10%

Appendix A Page 4 of 16
INITIAL SYSTEM RESTORATION CHARGE

Table I below shows the current assumptions for each of the variables used in the calculation of the initial System Restoration Charges.

TABLE I
Input Values For Initial System Restoration Charges
Applicable period: from______________________ to_______________________
Forecasted retail kWh/kW sales for the applicable period:		__________________
System Restoration Bond debt service for the applicable period	$	_______________
Percent of billed amounts expected to be charged-off:		_______%
Forecasted % of Billing Paid in the Applicable Period:		_______%
Forecasted retail kWh/kW sales billed and collected for the applicable period.		____________________
Forecasted annual ongoing transaction expenses (Excluding System Restoration Bond principal and interest):	$	_______________
Initial System Restoration Bond outstanding balance:	$	_______________
Target System Restoration Bond outstanding balance as of: / / :	$	_______________
Total Periodic Billing Requirement for applicable period:	$	_______________

Allocation of the PBR among customer classes:  See Attachment 3.

Appendix A Page 5 of 16
Based on the foregoing, the initial System Restoration Charges calculated for retail users are as follows:

TABLE II

Rate Class	Initial System Restoration Charge

Residential	$______/kWh
Secondary Service Less Than or Equal to 10 kW	$______/kWh
Secondary Service Greater Than 10 kW	$________/Distribution Billing kW
Primary Service	$________/Distribution Billing kW
Lighting Service	$______/kWh

IDENTIFICATION OF SPE

The owner of the Transition Property will be:_________________[BondCo].

EFFECTIVE DATE

In accordance with the Financing Order, the System Restoration C4iarge shall be automatically effective upon the Applicant’s receipt of payment in the amount of $_______from [BondCo], following Applicant’s execution and delivery to [BondCo] of the Bill of Sale transferring Applicant’s rights and interests under the Financing Order and other rights and interests that will become Transition Property upon transfer to [BondCo] as described in the Financing Order.

Appendix A Page 6 of 16
NOTICE

Copies of this filing are being furnished to the parties on the attached service list.  Notice to the public is hereby given by filing and keeping this filing open for public inspection at Applicant’s corporate headquarters.

AUTHORIZED OFFICER

The undersigned is an officer of Applicant and authorized to deliver this Issuance Advice Letter on behalf of Applicant.

Respectfully submitted,

AEP TEXAS INC.

By:
Name:
Title:

Appendix A Page 7 of 16
ATTACHMENT 1
SCHEDULE A
CALCULATION OF SECURITIZED OUALIFIED COSTS

Securitizable Balance to be securitized:	$ ____________

Up-front Qualified Costs	$ ____________

TOTAL SECURITIZED QUALIFIED COSTS	$ ____________

Appendix A Page 8 of 16
ATTACHMENT 1
SCHEDULE B
ESTIMATED UP-FRONT QUALIFIED COSTS

CAPPED UP-FRONT QUALIFIED COSTS
	$	___________
Legal Fees (Company, Issuer, and Underwriter)	$	___________
Accountant’s Fees	$	___________
Trustee’s/Trustee Counsel’s Fees and Expenses	$	___________
Servicer’s Set-up Costs	$	___________
Printing/Edgarizing	$	___________
Company Advisor’s Fee	$	___________
SPE Setup Costs	$	___________
Securitization Proceeding Expenses	$	___________
Miscellaneous Administrative Costs	$	___________
Underwriters’ Fees	$	___________
Subtotal Capped Up-Front Qualified Costs			$

UNCAPPED UP-FRONT QUALIFIED COSTS
Commission’s Financial Advisor Fees
Legal Fees for Counsel to the Commission’s Advisor, if any
Rating Agency Fees	$
SEC Registration Fee	$
Original Issue Discount	$	___________
Cost of Other Credit Enhancements	$
Rounding/Contingency	$

TOTAL UP-FRONT QUALIFIED COSTS SECURITIZED			$

Note:  Certain costs are subject to an aggregate cap set forth in the Financing Order.  Differences that result from the Estimated Up-front Qualified Costs securitized being more than the actual up-front costs incurred will be resolved through the true-up process described in the Financing Order.  Differences that result from the Estimated Up-front Qualified Costs securitized being less than the actual up-front costs incurred may be resolved in a future proceeding as described in the Financing Order, provided that the total amount of capped costs may not be recovered in excess of the aggregate cap.

Appendix A Page 9 of 16
ATTACHMENT 2 SCHEDULE A
SYSTEM RESTORATION BOND REVENUE REQUIREMENT INFORMATION
SERIES,______TRANCHE ______________
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$________________	$________________	$________________	$________________
________________	_________________	________________	________________	_________________
________________	_________________	_________________	_________________	_________________
________________	_________________	_________________	_________________	_________________
________________	_________________	_________________	________________	_________________
________________	_________________	_________________	_________________	_________________
________________	_________________	_________________	_________________	_________________

SERIES,______TRANCHE ______________
Payment Date	Principal Balance	Interest	Principal	Total Payment
________________	$________________	$________________	$________________	$________________
________________	_________________	________________	________________	_________________
________________	_________________	_________________	_________________	_________________
________________	_________________	_________________	_________________	_________________
________________	_________________	_________________	________________	_________________
________________	_________________	_________________	_________________	_________________
________________	_________________	_________________	_________________	_________________
________________	__________________	________________	________________	________________
________________	_________________	________________	________________	_________________
________________	_________________	_________________	_________________	_________________
________________	_________________	_________________	_________________	_________________
________________	_________________	_________________	________________	_________________
________________	_________________	_________________	_________________	_________________

Appendix A Page 10 of 16
ATTACHMENT 2
SCHEDULE B
ONGOING QUALIFIED COSTS

ANNUAL AMOUNT
Servicing Fee (AEP Texas as Servicer) (0.10% of initial System Restoration Bond principal amount)	$____________
Administration Fee	$____________
Accountant’s Fee	$____________
Legal Fees/Expenses for Company’s/Issuer’s Counsel	$____________
Trustee’s/Trustee’s Counsel Fees and Expenses	$____________
Independent Manager’s Fees	$____________
Rating Agency Fees	$____________
Printing/Edgarizing Fees	$____________
Miscellaneous

TOTAL ONGOING QUALIFIED COSTS (with AEP Texas as Servicer)	$____________
Ongoing Servicers Fee (Third Party as Servicer) (0.60% of principal amount)	$____________
TOTAL ONGOING QUALIFIED COSTS (Third Party as Servicer	$____________

Note:  Certain of the Ongoing Qualified Costs are subject to caps set forth in the Financing Order.  The amounts shown for each category of operating expense on this attachments are the expected expenses for the first year of the System Restoration Bonds.  System Restoration Charges will be adjusted at least annually to reflect any changes in Ongoing Qualified Costs through the true-up process described in the Financing Order.

Appendix A Page 11 of 16
ATTACHMENT 2
SCHEDULE C
CALCULATION OF SYSTEM RESTORATION CHARGES

Year	System Restoration Bond Payments[1]		Ongoing Costs[2]		Total Nominal System Restoration Charge Requirement[3]		Present Value of System Restoration Charges[4]
1	$	___________________	$	____________________	$	_____________________	$	_____________________
2	$	___________________	$	____________________	$	_____________________	$	_____________________
3	$	____________________	$	____________________	$	_____________________	$	_____________________
4	$	____________________	$	___________________	$	_____________________	$	_____________________
5	$	___________________	$	____________________	$	______________________	$	_____________________
6	$	___________________	$	____________________	$	_____________________	$	_____________________
7	$	____________________	$	____________________	$	_____________________	$	_____________________
8	$	____________________	$	____________________	$	_____________________	$	_____________________
9	$	____________________	$	____________________	$	_____________________	$	_____________________
10	$	____________________	$	____________________	$	_____________________	$	_____________________
11	$	____________________	$	____________________	$	______________________	$	_____________________
12	$	____________________	$	____________________	$	_____________________	$	_____________________
13	$	____________________	$	____________________	$	_____________________	$	_____________________
14	$	____________________	$	___________________	$	______________________	$	______________________
_____________________
Total	$	____________________	$	____________________	$	_____________________	$	_______________________

1 From Attachment 2, Schedule A.
2 From Attachment 2, Schedule B.
3 Sum of System Restoration Bond payments and ongoing costs.
4 The discount rate used is the weighted average effective annual interest rate of the System Restoration Bonds.

Appendix A Page 12 of 16
ATTACHMENT 2
SCHEDULE D
COMPLIANCE WITH SUBCHAPTER G OF THE UTILITIES CODE

Tangible & Quantifiable Benefits and Revenue Requirements Tests:5

	Conventional Financing	Securitization Financing[6]	Savings/(Cost) of Securitization Financing
Nominal	$____________million	$___________million	$__________million
Present Value	$ ____________million	$ __________million	$__________million

5 Calculated in accordance with the methodology cited in the Financing Order.
6 From Attachment 2, Schedule C.

Appendix A Page 13 of 16
ATTACHMENT 3
INITIAL ALLOCATION OF COSTS TO SRC CLASSES

(1) SRC Class	(2) PBRAF[7]	(3) Periodic Billing Requirement	(4) Billing Requirement per SRC Class	(5) Forecasted Billing Determinants	(6) SRC Charge
Residential	%	$__________	$_____________	_______________	$___________/kWh
Secondary Service Less Than or Equal to 10 kW	%	$__________	$_____________	________________	$ __________ /kWh
Secondary Service Greater Than 10 kW	%	$__________	$_____________	________________	$ _______ /Distribution
Billing kW
Primary Service	%	$__________	$_____________	________________	$________/Distribution
Billing kW
Lighting Service	%	$__________	$_____________		$_________/kWh
Total	100.0000%	$__________	$_____________

7 Determined in accordance with the methodology set forth in the Financing Order and Schedule SRC.

Appendix A Page 14 of 16
ATTACHMENT 4
FORM OF APPLICANT’S CERTIFICATION

[AEP Letterhead]

Date:	, 2019

Public Utility Commission of Texas
1701 N. Congress Ave.
P.O. Box 13362
Austin, TX 78711-3326

Re:  Application of AEP Texas Inc. for a Financing Order, Docket No.

AEP TEXAS INC. (the “Applicant”) submits this Certification pursuant to Ordering Paragraph No. ______of the Financing Order in Application of AEP Texas Inc. for a Financing Order, Docket No. _____________(the “Financing Order”).  All capitalized terms not defined in this letter have the meanings ascribed to them in the Financing Order.

In its issuance advice letter dated _________________________, 2019, the Applicant has set forth the following particulars of the System Restoration Bonds:

Name of System Restoration Bonds:
SPE:  [BondCo]
Closing Date:
Amount Issued: $
Expected Amortization Schedule:  See Attachment 2, Schedule A to the Issuance Advice Letter

Distributions to Investors (quarterly or semi-annually):
Weighted Average Coupon Rate:	%
Weighted Average Yields[8]:	%

8 The internal rate of return, calculated including all up-front and ongoing costs.

Appendix A Page 15 of 16
The following actions were taken in connection with the design, marketing, structuring and pricing of the bonds:

•	Included credit enhancement in the form of the true-up mechanism and an equity contribution of 0.50% of the original principal amount.

•	Registered the System Restoration Bonds with the Securities and Exchange Commission to facilitate greater liquidity.

•	Achieved preliminary Aaa/AAA ratings from two of the three major rating agencies with final Aaa/AAA ratings a condition of closing.

•	Worked with the Commission’s designated representative(s) to select underwriters that have relevant experience and execution capability.

•	Provided the term sheet and preliminary prospectus by e‑mail to prospective investors.

•	Allowed sufficient time for investors to review the term sheet and preliminary prospectus and to ask questions regarding the transaction.

•	Arranged for the issuance of rating agency pre-sale reports during the marketing period.

•	During the period that the System Restoration Bonds were marketed, held daily market update discussions with the underwriting team to develop recommendations for pricing.

•	Had multiple conversations with all of the members of the underwriting team before and during the marketing phase in which we stressed the requirements of the Financing Order.

•
Developed and implemented a marketing plan designed to give each of the underwriters incentive to aggressively market the System Restoration Bonds to their customers and to reach out to a broad base of potential investors, including investors who have not previously purchased this type of security.

•	Provided potential investors with access to an internet roadshow for viewing on repeated occasions at investors’ convenience.

•
Adapted the System Restoration Bond offering to market conditions and investor demand at the time of pricing.  Variables impacting the final structure of the transaction were evaluated including the length of average lives and maturity of the System Restoration Bonds and interest rate requirements at the time of pricing so that the structure of the transaction would correspond to investor preferences and rating agency requirements for AAA ratings, while meeting the requirements of the Financing Order.  [After evaluation, incorporated the use of original issue discount to investors consistent with the expectation that it would provide greater benefit than its cost.]

Appendix A Page 16 of 16
•	Worked with the Commission’s designated representative to develop bond allocations, underwriter compensation and preliminary price guidance designed to achieve lowest interest rates.

•
Worked with Commission and underwriters (and each of our respective counsels) to finalize documentation in accordance with established standards for transactions of this sort and the terms of the financing order.

[Note:  Foregoing bullet points are illustrative and will be modified to reflect actual activities in this transaction.]

Based upon information reasonably available to the officers, agents, and employees of the Applicant, the Applicant hereby certifies that the structuring and pricing of the System Restoration Bonds, as described in the issuance advice letter, will result in the lowest system restoration bond charges consistent with market conditions and the terms of the Financing Order (including the amortization structure, if any, ordered by the Commission), all within the meaning of Sections 39.301 and 36.401 of PURA.  [Applicant further certifies that it reasonably expects the small amount of original issue discount associated with the bonds to provide benefits greater than its costs.]

AEP TEXAS INC.

By:
Name:
Title:

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

DEFINITIONS

For the purposes of this schedule the following terms shall have the following meanings:

Company − AEP Texas and its successors and assigns that provide transmission or distribution service directly to customers taking service at facilities, premises, or loads located within the Service Area.

Financing Order − the Financing Order issued by the Public Utility Commission of Texas (Commission) in Docket No. [ ] under Subchapter I of Chapter 36 and Subchapter G of Chapter 39 of the Texas Public Utility Regulatory Act (PURA) providing for the issuance by the Special Purpose Entity (SPE) of system restoration bonds to securitize the amount of qualified costs (Qualified Costs) determined by the Commission in such order.

Non-Eligible Self-Generation (NESG) − Electric generation capacity greater than 10 megawatts capable of being lawfully delivered to a site without use of utility distribution or transmission facilities and which was not, on or before the date the Financing Order is issued, either (A) a fully operational facility, or (B) a project supported by substantially complete filings for all necessary site-specific environmental permits under the rules of the Texas Commission on Environmental Quality, and which materially reduces or reduced customer loads on the Company’s transmission and distribution system

Retail Electric Provider (REP) − the entity which serves the customer’s energy needs, and will remit to the Servicer the System Restoration Charges billed in accordance with this schedule.

Service Area − the Company’s certificated Central Division service area, the service area previously served by AEP Texas Central Company, as it existed on the date of approval of the Financing Order in Docket No. [ ].

Servicer − on the effective date of this tariff, the Company shall act as Servicer.  However, the SPE may select another party to function as Servicer or the Company may resign as Servicer in accordance with terms of the Servicing Agreement and Financing Order issued in Docket No. [ ].  A Servicer selected under these conditions shall assume the obligations of the Company as Servicer under this schedule.  As used in this schedule, the term Servicer includes any successor Servicer.

Special Purpose Entity (SPE) − the owner of Transition Property, on behalf of whom the SRCs are collected.

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

System Restoration Charge (SRC) − a non-bypassable charge computed on the basis of individual end-use retail customer consumption, except for SRCs applicable to NESG for which charges are based on the output of the on-site generation utilized to meet the internal electrical requirements of the customer.

(a)          For customers whose facilities, premises, and loads are subject to SRCs billed and collected pursuant to the System Restoration Charge Rates (SRC Rates) under this schedule, the SRC Rates shall constitute a separate charge.

(b)          The assessment of SRCs will be separately identified on the bills sent to REPs.

APPLICABILITY

This schedule, along with Rider SRC, sets out the rates, terms and conditions under which SRCs shall be billed and collected by the Company, any successor Servicer(s), and any REPs on behalf of the owner of Transition Property pursuant to the terms of the Financing Order.  This schedule is applicable to energy consumption and demands of retail customers taking transmission and distribution service from the Company and to facilities, premises and loads of such retail customers.

This schedule also applies to:

1.          Retail customers taking service at facilities, premises, or loads located within the Service Area who are not presently receiving transmission and distribution service from the Company, but whose present facilities, premises, or loads received transmission and distribution service from the Company at any time on or after the date of approval of the Financing Order in Docket No. [ ] when a request to change service to another utility was not pending as of that date.

2.          Retail customers located within the Service Area and prior retail customers of the Company who are served by new NESG.

Individual end-use customers are responsible for paying SRCs billed to them in accordance with the terms of this schedule.  Payment is to be made to the entity that bills the customer in accordance with the terms of the Servicing Agreement and the Financing Order, which entity may be the Company, a successor Servicer, a REP, an entity designated to collect SRCs in place of the REP, or other entity which, under the terms of the Financing Order or PURA, may be obligated to pay or collect the SRCs.  The REP, an entity designated to collect SRCs in place of the REP, or another entity which, under the terms of the Financing Order or PURA, is obligated to pay or collect the SRCs will pay the SRCs to the Servicer.  The Servicer will remit collections to the SPE in accordance with the terms of the Servicing Agreement.

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

TERM

This schedule shall remain in effect until SRCs have been collected and remitted to the SPE which are sufficient in amount to satisfy all obligations of the SPE in regard to paying principal and interest on the System Restoration Bonds together with all other qualified costs as provided in PURA section 36.403(d).  However, in no event shall the SRCs provided for in this schedule be collected for service rendered after 15 years from issuance of the System Restoration Bonds.  SRCs for service rendered during the 15-year period following issuance of the System Restoration Bonds pursuant to the Financing Order, but not collected during that 15-year period, may be collected after the 15-year period.  This schedule is irrevocable and non-bypassable for the full term during which it applies.

RATE CLASSES

For the purposes of billing SRCs, each retail end-use customer shall be designated as a customer in one of the following five customer classes.  A new customer shall be assigned to the appropriate customer class based on anticipated usage characteristics.

Residential
Secondary Service Less Than or Equal to 10 kW
Secondary Service Greater Than I 0 kW
Primary Service
Lighting Service

PERIODIC BILLING REQUIREMENT ALLOCATION FACTORS

The following Periodic Billing Requirement Allocation Factors (PBRAF) to be used in the calculation of the SRC Rates are calculated using the methods approved by the Commission in the Financing Order.  The PBRAFs shall be the percentage of cost responsibility for each System Restoration Charge customer class.

System Restoration Charge Class	PBRAF
Residential	52.5194%
Secondary Service Less Than or Equal to 10 kW	2.9287%
Secondary Service Greater Than 10 kW	31.8567%
Primary Service	6.0053%
Lighting Service	6.6899%

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

DETERMINATION OF SYSTEM RESTORATION CHARGE (SRC) RATES

SRC Rates will be adjusted no less frequently than annually in order to ensure that the expected collection of SRCs is adequate to pay when due, pursuant to the expected amortization schedule, principal and interest on the System Restoration Bonds and pay on a timely basis other Qualified Costs.  The SRC Rates shall be computed by multiplying the PBRAFs times the Periodic Billing Requirement (PBR) for the projected period in which the adjusted SRC Rates are expected to be in effect (SRC Period), and dividing such amount by the billing units of the SRC customer class, as shown in the following formula:

SRCc	=	[(PBR * PBRAF0+ Pc]/ FBUc

where,

SRCc	=	System Restoration Charge Rate applicable to a SRC rate class during the SRC Period;

PBR	=	Periodic Billing Requirement for the SRC Period;

PBRAFc	=	The Periodic Billing Requirement Allocation Factor for such class in effect at such time;

Pc	=	Prior period over-/under-recovery for such class;

FBUC	=	Forecasted Billing Units (i.e., class-specific energy or demand billing units) currently forecast for a class for the SRC period.

TRUE-UP ADJUSTMENT PROCEDURE

Not less than 15 days prior to the first billing cycle for the Company’s June billing month, and no less frequently than annually, the Servicer shall file a revised Rider SRC setting forth the upcoming SRC period’s SRC Rates, complete with all supporting materials.  The adjusted SRC Rates will become effective on the first billing cycle of the Company’s June billing month.  The Commission will have 15 days after the date of the true-up filing in which to confirm the accuracy of the of the Servicer’s adjustment.  Any necessary corrections to the adjusted SRC Rates, due to mathematical errors in the calculation of such rates or otherwise, will be made in a future true-up adjustment filing.

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

In addition, optional interim true-up adjustments may be made more frequently by the Servicer at any time during the term of the system restoration bonds to correct any undercollection or overcollection, as provided for in the Financing Order, in order to assure timely payment of the System Restoration Bonds based on rating agency and bondholder considerations.  Mandatory interim true-up adjustments shall be made semi-annually (or quarterly after the final scheduled payment date of the last tranche of the System Restoration Bonds) if the Servicer forecasts that system restoration charge collections will be insufficient to make all scheduled payments of principal, interest and other amounts in respect of the System Restoration Bonds on a timely basis during the current or next succeeding payment period and/or or to replenish any draws upon the capital subaccount.  The interim true-up adjustment will be filed no later than 15 days prior to the following month’s first billing cycle for implementation.  Filing with and review by the Commission will be accomplished for the interim true-up adjustment in the manner as for the annual true-up adjustment set forth above.  In no event will a mandatory interim true—up adjustment occur more frequently than every six months provided, however, that mandatory interim true-up adjustments after the final scheduled payment date of the last tranche of the System Restoration Bonds shall occur quarterly.

In the event that the forecasted billing units for one or more of the System Restoration Charge customer classes for an upcoming period decreases by more than 10% of the threshold billing units set forth in the Financing Order, the Servicer shall make a true-up filing at least 90 days before the effective date of the next annual true-up adjustment.  The true-up shall be conducted in the following manner.  The Servicer shall:

(a)	allocate the upcoming period’s Periodic Billing Requirement based on the PBRAFs approved in the Financing Order;

(b)
calculate undercollections or overcollections from the preceding period in each class by subtracting the previous period’s system restoration charge revenues collected from each class from the Periodic Billing Requirement determined for that class for the same period;

(c)	sum the amounts allocated to each customer class in steps (a) and (b) above to determine an adjusted Periodic Billing Requirement for each customer class;

(d)	divide the Periodic Billing Requirement for each customer class by the maximum of the forecasted billing units or the threshold billing units for that class, to determine the threshold rate;

(e)	multiply the threshold rate by the forecasted billing units for each class to determine the expected collections under the threshold rate;

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

(f)
allocate the difference in the adjusted Periodic Billing Requirement and the expected collections calculated in step (e) among the system restoration charge customer classes using the PBRAFs approved in this Financing Order;

(g)	add the amount allocated to each class in step (f) above to the expected collection amount by class calculated in step (e) above to determine the final Periodic Billing Requirement for each class; and

(h)
divide the final Periodic Billing Requirement for each class by the forecasted billing units to determine the system restoration charge rate by class for the upcoming period.  The final Periodic Billing Requirement class percentage of the total Periodic Billing Requirement equals the adjusted PBRAFs.

BILLING AND COLLECTION TERMS AND CONDITIONS

The billing and collection of SRCs may differ as set forth in this schedule.  The terms and conditions for each party are set forth below:

A.  Billings by Servicer to other electric utilities, municipally owned utilities, and Cooperatives:

1.
Applicable to former retail customers of the Company in multiply certificated service areas who requested to switch from the Company to a different service provider on or after approval of the Financing Order, and are now taking service from other electric utilities, municipally owned utilities, or cooperatives or through REPs served from other electric utilities, municipally owned utilities, or cooperatives.

2.
Charges subject to this tariff must be paid in full by the other electric utility, municipally owned utility, or cooperative to the Servicer 35 days after billing by the Servicer regardless of whether the electric utility, municipally owned utility, or cooperative collects such charges from the end-use retail customer or from the REP, if applicable.

B.  Billings by Servicer to NESG:

1.	Applicable to end-use consumption served by on-site non-eligible self-generation. The SRCs applicable to NESG are in addition to the applicable System Restoration Charges under A above or C below.

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

2.	Payment terms pursuant to the requirements of PURA, applicable Commission rules, and the Commission’s Financing Order in Docket No. [ ].

3.	Rate class determined by summing loads on the transmission and distribution system with loads served by non-eligible generation.

4.	Servicer has the right to terminate for non-payment pursuant to the Commission’s rules.

C.  Billings by the REP or its Replacement to End-Use Customers:

1.	Applicable to consumption of all retail end-use customers served by the REP for which SRCs apply, including applicable former customers and NESG, under the following conditions:

2.	REPs shall provide the Servicer with full and timely information necessary to provide proper reporting and for billing and true-up adjustments.

3.
Each REP must (1) have a long-term, unsecured credit rating of not less than “BBB” and “Baa3” (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively, or (2) provide (A) a deposit of two months’ maximum expected System Restoration Charge collections in the form of cash, (B) an affiliate guarantee, surety bond, or letter of credit providing for payment of such amount of System Restoration Charge collections in the event that the REP defaults in its payment obligations, or (C) a combination of any of the foregoing.  A REP that does not have or maintain the requisite long-term, unsecured credit rating may select which alternate form of deposit, credit support, or combination thereof it will utilize, in its sole discretion.  The Indenture Trustee shall be the beneficiary of any affiliate guarantee, surety bond or letter of credit.  The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain a long-term, unsecured credit ratings of not less than “BBB-” and “Baa3” (or the equivalent) from Standard & Poor’s and Moody’s Investors Service, respectively.

4.
If the long-term, unsecured credit rating from either Standard & Poor’s or Moody’s Investors Service of a REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below “BBB-” or “Baa3” (or the equivalent), the REP must provide the alternate form of deposit, credit support, or combination thereof, or new forms thereof, in each case from providers with the requisite ratings, within 10 business days following such suspension, withdrawal, or downgrade.  A REP failing to make such provision must comply with the provisions set forth in Paragraph 3 of the next section, Billings by the Servicer to the REP or its Replacement (when applicable).

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

5.
The computation of the size of a required deposit shall be agreed upon by the Servicer and the REP, and reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months’ maximum collections.  Within 10 business days following such review, (1) the REP shall remit to the Indenture Trustee the amount of any shortfall in such required deposit or (2) the Servicer shall instruct the Indenture Trustee to remit to the REP any amount in excess of such required deposit.  A REP failing to so remit any such shortfall must comply with the provisions set forth in Paragraph 3 of the next section, Billings by the Servicer to the REP or its Replacement (when applicable).  REP cash deposits shall be held by the Indenture Trustee, maintained in a segregated account, and invested in short-term high quality investments, as permitted by the rating agencies rating the System Restoration Bonds.  Investment earnings on REP cash deposits shall be considered part of such cash deposits so long as they remain on deposit with the Indenture Trustee.  At the instruction of the Servicer, cash deposits will be remitted with investment earnings to the REP at the end of the term of the System Restoration Bonds unless otherwise utilized for the payment of the REP’s obligations for System Restoration Charge payments.  Once the deposit is no longer required, the Servicer shall promptly (but not later than 30 calendar days) instruct the Indenture Trustee to remit the amounts in the segregated accounts to the REP.

6.
In the event that a REP or the POLR is billing customers for SRCs, the REP shall have the right to transfer the customer to the Provider of Last Resort (POLR) (or to another certified REP) or to direct the Servicer to terminate transmission and distribution service to the end-use customer for non-payment by the end-use customer pursuant to applicable Commission rules.

D.  Billings by the Servicer to the REP or its Replacement (when applicable):

1.	Applicable to all consumption subject to REP billing of SRCs.

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

2.
Payments of SRCs are due 35 calendar days following each billing by the Servicer to the REP, without regard to whether or when the REP receives payment from its retail customers.  The Servicer shall accept payment by electronic funds transfer (EFT), wire transfer (WT) and/or check.  Payment will be considered received the date the EFT or WT is received by the Servicer, or the date the check clears.  A 5% penalty is to be charged on amounts received after 35 calendar days; however, a 10-calendar-day grace period will be allowed before the REP is considered to be in default.  A REP in default must comply with the provisions set forth in Paragraph 3 below.  The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to the Servicer.  The current amount consists of the total unpaid System Restoration Charges existing on the 36th calendar day after billing by the Servicer.  Any and all such penalty payments will be made to the Indenture Trustee to be applied against System Restoration Charge obligations.  A REP shall not be obligated to pay the overdue System Restoration Charges of another REP.  If a REP agrees to assume the responsibility for the payment of overdue System Restoration Charges as a condition of receiving the customers of another REP who has decided to terminate service to those customers for any reason, the new REP shall not be assessed the 5% penalty upon such System Restoration Charges; however, the prior REP shall not be relieved of the previously assessed penalties.

3.
After the 10 calendar-day grace period (the 45th calendar day after the billing date) referred to in Paragraph 2 above, the Servicer shall have the option to seek recourse against any cash deposit, affiliate guarantee, surety bond, letter of credit, or combination thereof made by the REP, and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid System Restoration Charges and associated penalties due the Servicer after the application of the REP’s deposit or alternate form of credit support.  In addition, a REP that is in default with respect to the requirements set forth in Paragraphs 4 and 5 of the previous section, Billings  by the REP or its Replacement to End-Use Customers, and Paragraph 2 of this section shall select and implement one of the following options:

(a)          Allow the Provider of Last Resort (POLR) or a qualified REP of the customer’s choosing to immediately assume the responsibility for the billing and collection of System Restoration Charges.

(b)         Immediately implement other mutually suitable and agreeable arrangements with the Servicer.  It is expressly understood that the Servicer’s ability to agree to any other arrangements will be limited by the terms of the servicing agreement and requirements of each of the rating agencies that have rated the System Restoration Bonds necessary to avoid a suspension, withdrawal, or downgrade of the ratings on the System Restoration Bonds.

(c)         Arrange that all amounts owed by retail customers for services rendered be timely billed and immediately paid directly into a lock-box controlled by the Servicer with such amounts to be applied first to pay System Restoration Charges before the remaining amounts are released to the REP.  All costs associated with this mechanism will be borne solely by the REP.

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

If a REP that is in default fails to immediately select and implement one of the foregoing options in (a), (b), or (c) or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then the Servicer shall immediately implement option (a).          Upon re-establishment of the requirements set forth in Paragraphs 4 and 5 of the previous section, Billings by the REP or its Replacement to End-Use Customers, and Paragraph 2 of this section and the payment of all past-due amounts and associated penalties, the REP will no longer be required to comply with this subsection.

4.
The POLR will be required to meet the minimum credit rating and/or deposit/credit support requirements described in Paragraph 3 of the preceding section, Billings by the REP or its Replacement to End-Use Customers, in addition to any other standards that may be adopted by the Commission.  If the POLR defaults or is not eligible to provide such services, responsibility for billing and collection of transition charges will immediately be transferred to and assumed by the Servicer until a new POLR can be named by the Commission or the customer requests the services of a certified REP.  Retail customers may never be re-billed by the successor REP, the POLR, or Servicer for any amount of System Restoration Charges they have paid their REP (although future SRCs shall reflect REP and other system-wide charge-offs).  Additionally, if the amount of the penalty detailed in Paragraph 2 of this section is the sole remaining past-due amount after the 45th day, the REP shall not be required to comply with (a), (b), or (c) above, unless the penalty is not paid within an additional 30 calendar days.

5.
In the event the Servicer is billing customers for System Restoration Charges, the Servicer shall have the right to terminate transmission and distribution service for non-payment by end-use customers pursuant to the Commission’s rules.

6.
Notwithstanding Paragraph 2 of this section, the REPs will be allowed to hold back an allowance for charge-offs in their payments to the Servicer.  Such charge-off rate will be recalculated each year in connection with the annual true-up procedure.  In the initial year, the REPs will be allowed to remit payments based on the same system-wide charge off percentage then being used for the transition bonds issued by AEP Texas Central Transition Funding Ill LLC under the financing order issued in Docket No. 39931.  On an annual basis in connection with the annual true-up adjustment process, the REP and the Servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and the Servicer, provided that:

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

(a)          The REP’s right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing System Restoration Charges) have been written off.

(b)          The REP’s recourse will be limited to a credit against future SRC payments unless the REP and the Servicer agree to alternative arrangements, but in no event will the REP have recourse to the SPE or its funds for such payments.

(c)          The REP shall provide information on a timely basis to the Servicer so that the Servicer can include the REP’s default experience and any subsequent credits into its calculation of the adjusted SRC Rates for the next SRC billing period and the REP’s rights to credits will not take effect until after such adjusted SRC Rates have been implemented.

7.
In the event that a REP disputes any amount of billed System Restoration Charges, the REP shall pay the disputed amount under protest according to the timelines detailed in Paragraph 2 of this section.  The REP and Servicer shall first attempt to informally resolve the dispute, but if failing to do so within 30 calendar days, either party may file a complaint with the Commission.  If the REP is successful in the dispute process (informal or formal), the REP shall be entitled to interest on the disputed amount paid to the Servicer at the Commission-approved interest rate.  Disputes about the date of receipt of System Restoration Charge payments (and penalties arising thereof) will be handled in a like manner.  Any interest paid by the Servicer on disputed amounts shall not be recovered through System Restoration Charges if it is determined that the Servicer’s claim to the funds is clearly unfounded.  No interest shall be paid by the Servicer if it is determined that the Servicer has received inaccurate metering data from another entity providing competitive metering services pursuant to PURA section 39.107.

8.
If the Servicer is providing the metering, the metering data will be provided to the REP at the same time as the billing.  If the Servicer is not providing the metering, the entity providing metering service(s) will be responsible for complying with Commission rules and ensuring that the Servicer and the REP receive timely and accurate metering data in order for the Servicer to meet its obligations under the Servicing Agreement and the Financing Order with respect to billing and true-ups.

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

OTHER TERMS AND CONDITIONS

If the customer, REP, or other entity which, under the terms of the Financing Order or PURA, may be obligated to pay or collect the SRCs, pays only a portion of its bill, a pro-rata share amount of System Restoration Charge revenues shall be deemed to be collected.  In the event of any such shortfall, the amount paid shall first be apportioned between the system restoration charges and other fees and charges owed to the Company or any successor, other than late fees, ratably based on the amount owed for System Restoration Charges and the amount owed for other fees and charges (including transition charges or system restoration charges owed for other current or future transition bonds and system restoration bonds), and second, any remaining portion of such payment shall be allocated to late fees.

At least once each year, (i) the Company shall cause to be prepared and delivered to REPs and such customers a notice stating, in effect, that the Transition Property and the System Restoration Charges are owned by the SPE and not the Company; and (ii) each REP which bills System Restoration Charges shall cause to be prepared and delivered to such customers a notice stating, in effect, that the Transition Property and the System Restoration Charges are owned by the SPE and not the REP or the Company.  Such notice shall be included either as an insert to or in the text of the bills delivered to such REPs or customers, as applicable, or shall be delivered to customers by electronic means or such other means as the Servicer or the REP may from time to time use to communicate with their respective customers.

Appendix B
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.3	Schedule SRC - System Restoration Charge

AVAILABILITY

This schedule is applicable to billed energy consumption and demands of retail customers taking service from the Company during the term that this schedule is in effect, and to the facilities, premises, and loads of all other retail customers obligated to pay Rider SRC Charges es provided in Schedule SRC, Section 6.1.1.6.3.  Terms defined in Schedule SRC that are used herein shall have the same meaning as set forth in Schedule SRC.

RATE CLASSES

For purposes of billing System Restoration Charge Rates (SRC Rates), each retail end-use customer will be designated as a customer belonging to one of five classes as identified by Schedule SRC.

SYSTEM RESTORATION CHARGE RATES

System Restoration Charge Customer Class	SRC Rates
Residential	$0.001472 per kWh
Secondary Service Less Than or Equal to 10 kW	$0.001842 per kWh
Secondary Service Greater Than I0 kW	$0.307337 per Distribution Billing kW
Primary Service	$0.246113 per Distribution Billing kW
Lighting Service	$0.008522 per kWh

The SRC Rates are multiplied by the kWh or kW, as applicable, read, estimated or determined during the billing month and will be applied to bills rendered on and after the effective date.

SYSTEM RESTORATION CHARGE TRUE-UP

The Restoration Charge Rates shall be determined in accordance with and are subject to the provisions set forth in the Financing Order and Schedule SRC.  Not less than 15 days prior to the first billing cycle for the Company’s June billing month and no less frequently than annually thereafter, the Company or successor Servicer will file a revision to Rider SRC setting forth the adjusted SRC Rates to be effective for the upcoming period.  If made as a result of the annual true-up adjustment in Schedule SRC, the adjusted SRC Rates will become effective on the first billing cycle of the Company’s June billing month.  In accordance with Schedule SRC, an interim true-up is mandatory semi-annually (or quarterly after the final scheduled payment date of the last tranche of the system restoration bonds) if the Servicer forecasts that system restoration charge collections will be insufficient to make all scheduled payments of principal, interest and other amounts in respect of the System Restoration Bonds on a timely basis during the current or next succeeding payment period and/or or to replenish any draws upon the capital subaccount.  Optional interim true-ups may also be made at any time as described in Schedule SRC.  If an interim true-up adjustment is made pursuant to Schedule SRC, the Adjusted SRC Rates will be become effective on the first billing cycle of the Company’s billing month that is not less than 15 days following the making of the interim true-up adjustment filing.  In the event that the forecasted billing units for one or more of the System Restoration Charge customer classes for an upcoming period decreases by more than 10% of the threshold billing units set forth in the Financing Order, the Servicer shall make a true-up filing at least 90 days prior to the first billing cycle for the Company’s June billing month.

Appendix C
ESTIMATED UP-FRONT OUALIFIED COSTS

CAPPED UP-FRONT QUALIFIED COSTS
	$
Legal Fees (Company, Issuer, and Underwriter)
Accountant’s Fees
Trustee’s/Trustee Counsel’s Fees and Expenses
Servicer’s Set-up Costs
Printing/Edgarizing
Company Advisor’s Fee
SPE Setup Costs
Securitization Proceeding Expenses
Miscellaneous Administrative Costs
Underwriters’ Fees
Subtotal Capped Up-Front Qualified Costs		3,650,241

UNCAPPED UP-FRONT QUALIFIED COSTS
Commission’s Financial Advisor Fees		200,000
Legal Fees for Counsel to the Commission’s Advisor, if any
Original Issue Discount
Cost of Other Credit Enhancements
Rating Agency Fees		530,785
SEC Registration Fees		27,766
Rounding/Contingency
TOTAL UP-FRONT QUALIFIED COSTS SECURITIZED		4,408,792

Appendix C
ONGOING OUALIFIED COSTS

ANNUAL AMOUNT
Servicing Fee (AEP Texas as Servicer) (0.10% of initial System Restoration Bond principal amount)	$229,469
Administration Fee	$100,000
Accountant’s Fee	$50,000
Legal Fees/Expenses for Company’s/Issuer’s Counsel	$55,000
Trustee’s/Trustee’s Counsel Fees and Expenses	$2,500
Independent Manager’s Fees	$2,500
Rating Agency Fees	$45,000
Printing/Edgarizing Fees	$10,000
Miscellaneous	$10,000

TOTAL ONGOING QUALIFIED COSTS (with AEP Texas as Servicer)	$504,469
Ongoing Servicers Fee (Third Party as Servicer) (0.60 % of principal amount)	$1,376,811
TOTAL ONGOING QUALIFIED COSTS (Third Party as Servicer	$1,651,811

Appendix D
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.5.	Rider ADFIT — ADFIT Credit
APPLICABILITY

Pursuant to Public Utility Commission of Texas Docket No. [ ], the ADFIT Credit is a negative charge to customers subject to Schedule SRC to provide customers the accumulated deferred federal income tax (ADFIT) benefits associated with Hurricane Harvey and other system restoration costs.

This schedule is applicable to billed energy consumption and demands of retail customers taking service from the Company during the term that this schedule is in effect, and to the facilities, premises, and loads of all other retail customers obligated to pay Rider SRC Charges as provided in Schedule SRC, Section 6.1.1.6.3.  Terms defined in Schedule SRC that are used herein shall have the same meaning as set forth in Schedule SRC.

TERM

This Rider ADFITC is effective beginning on the date Schedule SRC is effective and will remain in effect over the 10-year term of Schedule SRC.

ADFIT ALLOCATION FACTORS

The ADFIT Allocation Factors are the same as the PBRAFs in Schedule SRC.

ADFITC RATES

The ADFITC Credits to be applied beginning on the effective date of this Rider ADFITC are set out below.  The ADFITC rate classes and billing units are the same as the classes and billing units in Rider SRC.  In addition, ADFITC Credits are applicable to each customer which has New On-Site Generation as defined in Schedule SRC, and to customers in multiply-certificated areas who request to switch from AEP Texas to another service provider on or after the date of approval of the Financing Order in Docket No. [ ], as and to the extent Schedule SRC charges are applicable to such customers.  ADFITC Credits to be applied in subsequent periods will be determined in the annual true-up process.

ADFITC Rate Class	ADFITC Rates
Residential	($0.000144) per kWh
Secondary Service Less Than or Equal to 10 kW	($0.000180) per kWh
Secondary Service Greater Than 10 kW	($0.030098) per Distribution Billing kW
Primary Service	($0.024103) per Distribution Billing kW
Lighting Service	($0.000835) per kWh

1

Appendix D
AEP TEXAS - CENTRAL DIVISION
TARIFF FOR ELECTRIC DELIVERY SERVICE
Applicable: Certified Service Area previously served by AEP Texas Central Company
Chapter:	6	Section: 6.1.1
Section Title: Delivery System Charges
Revision:	Original	Effective Date: Bills Rendered on or after June 1, 2019

6.1.1.6.5.	Rider ADFIT — ADFIT Credit
The ADFITC Rates are multiplied by the kWh or kW, as applicable, read, estimated or determined during the billing month and will be applied to bills rendered on and after the effective date.

ADFITC TRUE-UP ADJUSTMENT

ADFITC Charges shall be adjusted annually effective on each date that charges in Schedule SRC become effective.  The ADFITC true-up will be performed at the same time, using the same methodology and billing determinants, as the Standard True-Up or Non-Standard True-Up for Rate Schedule SRC.  The ADFITC Charges shall be adjusted to (I) correct any over-credit or under-credit of the amounts previously scheduled to be provided to customers and (2) reflect the amounts scheduled to be provided to customers during the period the adjusted ADFITC Charges are to be effective.

OTHER TERMS AND CONDITIONS

If the customer or REP pays only a portion of its bill, a pro-rata portion of ADFITC Charge credits will be credited equal to the pro-rata portion of Schedule SRC collected according to Schedule SRC.

2

Appendix E
AEP TEXAS CENTRAL DIVISION
THRESHOLD BILLING DETERMINANTS FOR DETERMINING THE NON-STANDARD TRUE-UP
CALCULATION OF NON-STANDARD TRUE-UP THRESHOLD

	Billing Units	(1) 12 Months Ended 9/30/2018 SRC Billing Units	(2) Non-Standard True-up Threshold (90% of Column (1))
Residential	kWh	10,223,037,624	9,200,733,862
Secondary Service Less Than or Equal to 10 kW	kWh	446,391,924	401,752,732
Secondary Service Greater Than 10 kW	kWh	29,112,261	26,201,035
Primary Service	kWh	6,688,519	6,019,667
Lighting Service	kWh	222,078,177	199,870,359